Exhibit 10.1

PURCHASE AND SALE AGREEMENT

Various Fields

Offshore State of Louisiana and Offshore Gulf of Mexico

between

STONE ENERGY OFFSHORE, L.L.C. and STONE ENERGY CORPORATION

(collectively as the “SELLER”)

AND

TALOS ENERGY OFFSHORE LLC

(as “BUYER”)

Dated June 27, 2014

Effective April 1, 2014

ARTICLE 8	ENVIRONMENTAL MATTERS	28
8.1	Environmental Review	28
8.2	Material Contamination	28
8.3	Remedies for Material Contamination	29
8.4	Indemnity Provisions	29
8.5	Post-Closing Environmental Indemnification by Buyer	30
8.6	Exclusion from Buyer’s Indemnification	30
8.7	Condition of the Assets and Specific Buyer Indemnification with Respect to Norm and Other Hazardous Substances	31
8.8	Waiver	31

ARTICLE 9	ADDITIONAL COVENANTS	32
9.1	Operations Prior to Closing	32
9.2	Preferential Rights to Purchase	32
9.3	Consents to Assignment	33
9.4	Cooperation with Financial Statements	33

ARTICLE 10	COVENANTS, ASSIGNMENTS AND CONTINUING OBLIGATIONS	34

ARTICLE 11	CLOSING, TERMINATION AND FINAL ADJUSTMENTS	35
11.1	Conditions Precedent	35
11.2	Closing	36
11.3	Termination	37
11.4	Remedies Upon Termination	37
11.5	Final Adjustments	38

ARTICLE 12	POST CLOSING OBLIGATIONS	38
12.1	Records	38
12.2	Recording and Filing	39
12.3	Seller Operated Assets	39
12.4	Buyer’s Approval	40

ARTICLE 13	MISCELLANEOUS	40
13.1	Imbalances, Hydrocarbon Inventory and Linefill	40
13.2	Insurance	41
13.3	Casualty Loss of Assets	41
13.4	Publicity	42
13.5	Assignment	42
13.6	Entire Agreement	42
13.7	Notices	43
13.8	Governing Law	43
13.9	Hart-Scott-Rodino	43
13.10	Confidentiality	44
13.11	Default	44
13.12	Survival of Certain Obligations	45
13.13	Conflict of Interest	45
13.14	Further Cooperation	46
13.15	Counterparts	46
13.16	Severability	46
13.17	Removal of Signs and Markers	46
13.18	Conspicuousness / Express Negligence	46

13.19	Waiver of Certain Damages	47
13.20	Suspense Funds	47
13.21	Entire Agreement; Conflicts	47
13.22	Non-Recourse	47

EXHIBITS

Exhibit	Schedule	Description

A	Schedule 1	Oil and Gas Leasehold Interests and Allocation of Purchase Price
	Schedule 2	Wells
	Schedule 3	Platforms and Other Facilities
	Schedule 4	Pipelines
	Schedule 5	Easements, Surface Leases, and Permits
	Schedule 6	Material Contracts
	Schedule 7	Overriding Royalty Interests
	Schedule 8	Excluded Assets
	Schedule 9	Preferential Purchase Rights
	Schedule 10	Hydrocarbon Inventory
B		Open AFEs
C		Replacement Bonds, Guarantees, and Letters of Credit
D		Imbalances
E		Encumbrances
F		Litigation
G		Letters in Lieu
H		Non-Foreign Certificate/Form W-9
I		Deep Rights Participation/Farmout Option
J		Transition Agreement
K	Schedule 1	Form of Assignment of Record Title Interest
	Schedule 2	Form of Assignment of Operating Rights Interest
	Schedule 3	Form of Assignment and Bill of Sale (Inclusive of Contracts)
	Schedule 4	Form of Louisiana Deed
	Schedule 5	Form of Assignment of Rights-of-Way
	Schedule 6	Form of Assignment of Overriding Royalty Interests
	Schedule 7	Form of Seismic License
	Schedule 8	Form of Preferential Rights Letter
	Schedule 9	Form of Performance Bond
L		Guaranty Agreement
M		Decommissioning Schedule

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated June 27, 2014 is between STONE ENERGY CORPORATION, a Delaware corporation with a mailing address of P. O. Box 52807, Lafayette, Louisiana 70505, and STONE ENERGY OFFSHORE, L.L.C., a Delaware limited liability company, with a mailing address of 625 East Kaliste Saloom Road, Lafayette, Louisiana 70508 (collectively, “Seller”), and TALOS ENERGY OFFSHORE LLC a Delaware limited liability company with a mailing address of 500 Dallas St., Suite 2000, Houston, TX 77002 (“Buyer”).

W I T N E S S E T H:

That Seller desires to sell to Buyer and Buyer desires to purchase from Seller on the terms set forth in this Agreement those certain oil and gas interests and associated assets described herein. In connection with the execution and delivery of this Agreement, Talos Energy LLC is executing and delivering a Guaranty Agreement to Seller, in the form of Exhibit L (the “Guaranty”), in support of Buyer’s payment obligations under this Agreement. Accordingly, in consideration of the mutual promises contained herein, the mutual benefits to be derived by each party hereunder and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.	SALE AND PURCHASE OF ASSETS

1.1	Assets To Be Sold

1.1.1	Seller shall sell, transfer, assign, and deliver or cause others to sell, transfer and assign and deliver to Buyer, and Buyer shall purchase and receive, all of Seller’s rights, title, and interests (including without limitation those interests specified on the Exhibits referenced below but exclusive of the equipment, machinery, and other real, personal, movable, immovable and mixed property expressly reserved by Seller pursuant to Section 1.2 hereof) in and to the following:

1.1.1.1	the oil and gas leases (including without limitation, working interests, royalty interests, overriding royalty interests, net profits interests and any other interest in or affecting same) described on Exhibit A, Schedule 1 (collectively, the “Leases”);

1.1.1.2	any and all oil and gas wells, salt water disposal wells, injection wells, water wells, and other wells and wellbores, whether abandoned, not abandoned, plugged or unplugged, located on, associated with or affecting the Leases, including but not limited to those listed on Exhibit A, Schedule 2 (collectively, the “Wells”);

1.1.1.3

all pipelines, structures, facilities, foundations, wellheads, tanks, pumps, compressors, separators, equipment, machinery, fixtures, flowlines, platforms, materials, improvements, and any other real, personal, immovable, movable and mixed property located on and currently or formerly used in the operation of, or relating to the in-field production, treatment, sale, or disposal of Hydrocarbons (as defined below), water, and associated substances produced from or attributable to the Leases, whether located on the Leases or stored elsewhere, including such items stored as inventory on-shore but procured exclusively for utilization with the Leases, all including but not limited to those listed on Exhibit A, Schedules 3 and 4 (collectively, the “Personal Property”);

1.1.1.4	all natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid (“Hydrocarbons”), produced and severed from, or allocable, after severance, to the Leases, the Wells or the Contracts on and after the Effective Date (as hereinafter defined) (collectively, the “Sale Hydrocarbons”);

1.1.1.5	to the extent transferable, all contracts, permits, licenses and authorizations, as well as any applications for same, rights-of-way, easements, servitudes, surface leases, subsurface use agreements, licenses, pooling and/or unit agreements, operating agreements, processing agreements, division orders, farmin and farmout agreements, and other agreements of any kind or nature, whether recorded or not, including but not limited to those described on Exhibit A, Schedules 5 and 6, INSOFAR ONLY as they directly relate and are attributable to the Leases, Wells or Personal Property or the ownership or operation thereof, or the production, treatment, sale, transportation, gathering, storage or disposal of Sale Hydrocarbons, water, or substances associated therewith (the “Contracts”);

1.1.1.6	digital or hard copies of records directly relating to the Leases, Wells, Sale Hydrocarbons, Contracts, and Personal Property, in the possession of Seller (the “Records”), including without limitation, lease, well, division order and other title records (including title curative documents), surveys, maps and drawings, correspondence, regulatory, geological records and information, speculation data, geophysical data (either proprietary or not), and the associated licensing agreements and seismic licenses between Seller and third parties, if any, and any and all geophysical interpretations and proprietary or licensed raw or processed geophysical data (including magnetic tapes, field notes, seismic lines, analyses and similar data or information) and interpretations therefrom (Seller will provide Buyer with the requisite information so that Buyer may obtain any non-proprietary geophysical data through acquisition of appropriate licenses if Buyer so chooses), production records, electric logs, core data, pressure data, decline curves, graphical production curves and all related matters and construction documents, accounting and tax records which Seller believes would be useful to Buyer in the continued operation of the Assets but not including any records which (i) Seller is prohibited from transferring to Buyer by law, by court order or existing contractual relationship, or (ii) would require Seller to bear any cost associated with the transfer of licenses or data, or which (iii) constitute Excluded Assets (hereinafter defined in Section 1.2); and

1.1.1.7	any and all prepaid items, whether classified as lease operating expenses or capital expenditures, as paid by third parties to Seller as operator of the Assets and in conjunction with any offshore operating agreement or similar agreement to which Seller is a party.

All such Leases, Wells, Personal Property, Sale Hydrocarbons, Contracts, and Records are hereinafter collectively referred to as the “Assets.”

1.1.2	Transfer of Assets. The risk of loss and transfer of possession and control of the Assets shall occur and be made at Closing (as hereinafter defined in Section 11.2), but transfer of title to the Assets shall be made effective as of the Effective Date (as hereinafter defined). Upon Closing as appropriate, Seller and Buyer shall promptly execute such additional documents as may be necessary to transfer the rights, titles or interests herein sold and purchased in the records of any purchaser of Sale Hydrocarbons.

1.2	Exclusions and Reservations: Specifically excepted and reserved from this transaction are the following, hereinafter referred to as the “Excluded Assets”:

1.2.1	Seller’s proprietary data (other than proprietary data transferred to Buyer under Section 1.1.1.6), reserve estimates and reports, economic analyses, computer programs and applications, pricing forecasts, legal files and legal opinions (except abstracts of title, title opinions, certificates of title, or title curative documents), attorney-client communications, attorney work product, and records and documents subject to confidentiality provisions, claims of privilege or other restrictions on access;

1.2.2	All geophysical data (either proprietary or not) and the associated licensing agreements and seismic licenses between Seller and third parties, if any, and any and all geophysical interpretations and proprietary or licensed raw or processed geophysical data (including magnetic tapes, field notes, seismic lines, analyses and similar data or information) and interpretations therefrom that are not transferred to Buyer under Section 1.1.1.6;

1.2.3	Subject to the provisions of Section 13.1, all rights and claims arising, occurring, or existing in favor of Seller prior to the Effective Date including, but not limited to, any and all contract rights, claims, penalties, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments, personal injury, property damage, royalty and other rights and claims of any nature in favor of Seller relating to any time period prior to the Effective Date;

1.2.4	All corporate, financial, and tax records of Seller; however, Buyer shall be entitled to be furnished with copies of any financial and tax records, other than income tax records, at Buyer’s sole cost and expense which directly relate, in the opinion of Seller, to the Assets, or which are necessary for Buyer’s ownership, administration, or operation of the Assets upon receipt by Seller of a written request from Buyer indicating its desire to obtain copies, and the purpose for same

1.2.5	All rights, titles, claims and interests of Seller related to the Assets for all periods prior to the Effective Date (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards;

1.2.6	All Hydrocarbons produced from or attributable to Seller’s interest in the Assets, with respect to all periods prior to the Effective Date, together with all proceeds from and rights relating to the sale of such Hydrocarbons;

1.2.7	Claims of Seller for any refund of or loss carry forwards with respect to (i) production, windfall profit, severance, ad valorem or any other taxes attributable to the Assets for any period prior to the Effective Date, and (ii) income, occupational or franchise taxes;

1.2.8	Subject to the terms hereof, all monies, proceeds, benefits, receipts, credits, income or revenues (and any security or other deposits made) attributable to the Assets or the operation thereof prior to the Effective Date, specifically including, without limitation, amounts recoverable from audits under operating agreements and any overpayments of royalties;

1.2.9	All amounts due or payable to Seller as adjustments to insurance premiums related to the Assets for all periods prior to the Effective Date;

1.2.10	All of Seller’s intellectual property rights, patents, trade secrets, copyrights, names, marks and logos;

1.2.11	All material rights, obligations, benefits, awards, judgments, and settlements, if any, applicable to any pending litigation, claim, or cause of action, including but not limited to those set forth on Exhibit F to the extent attributable to periods prior to the Effective Date, in which Seller is a named claimant or plaintiff or holds beneficial rights or interests;

1.2.12	Seller’s master service order agreements and charter party agreements, storage or warehouse agreements, supplier contracts, service contracts, insurance contracts, and construction agreements;

1.2.13	All telecommunication and communications equipment, licenses and services, WARS control stations, software and computers; and

1.2.14	Those rights and items listed on Exhibit A, Schedule 8.

1.3	Conveyancing Instruments. The Assets to be conveyed by Seller to Buyer pursuant to this Agreement shall be conveyed “AS IS, WHERE IS”, without warranty of title, express or implied, except as to claims by, through and under Seller, unless otherwise specified herein, and subject to the express conditions and limitations contained in this Agreement. The Assets to be transferred to Buyer shall be transferred pursuant to an Assignment and Bill of Sale in substantially the form of Exhibit K, Schedule 3 (the “Assignment”), together with such other forms of transfer as may be required by the applicable governmental entity in connection with certain of the Assets.

1.4

Seller’s Election to Effect IRC §1031 Exchange. In the event Seller so elects, Buyer agrees to reasonably cooperate with Seller in effecting a tax-deferred exchange under Internal Revenue Code §1031, as amended. Seller shall have the right to elect this tax-deferred exchange at any time prior to the date of Closing. If Seller elects to effect a tax deferred exchange, Buyer agrees to execute additional escrow instructions, documents, agreements, or instruments to effect the exchange, provided that (i) Buyer shall incur no additional costs, expenses, fees, obligations or liabilities of any kind or character, as a result of or connected with the exchange, and (ii) no assignment or other action taken by Seller pursuant to this Section 1.4 shall release Seller from, or modify, any of its liabilities and obligations under this Agreement.

2.	PURCHASE PRICE AND EFFECTIVE DATE

2.1	Purchase Price. As consideration for the sale of the Assets, Buyer shall pay to Seller or its respective designee, two hundred million United States dollars ($200,000,000) (the “Purchase Price”), adjusted as set forth below, plus Buyer shall grant to Seller a farmout option as additional consideration, more fully described in Section 2.5 below. The Purchase Price as adjusted in accordance with Section 2.4 shall be referred to as the “Adjusted Purchase Price.”

2.1.1	The Adjusted Purchase Price shall be paid at Closing as provided below.

2.2	Transfer of Purchase Price. The Adjusted Purchase Price shall be paid by Buyer at Closing by completed wire transfer, in immediately available funds, to the account below or as directed in writing by Seller in the Closing Statement (defined below):

Bank Name:	US Bank
Location:	One U.S. Bank Plaza St. Paul, MN 55107
ABA Number	102000021
Account Name:	Stone Energy Corporation Operating Account
Account Number:	103690290541

2.3	Allocation of Purchase Price. Buyer has submitted to Seller an allocation of the Purchase Price to each individual part of the Assets as set forth in Exhibit A, Schedule 1. Buyer will make reasonable allocations, in good faith, and Seller may rely on the allocations for all purposes, including those provided in this Agreement.

2.4	Adjustments to Purchase Price. The Purchase Price shall be adjusted in accordance with this Section 2.4.

2.4.1	The Purchase Price shall be increased by the following amounts (without duplication):

2.4.1.1

the amount of all expenses and charges relating to the Assets or the operation of the Assets which are paid by or on behalf of Seller and are attributable to the period of time from and after the Effective Date and prior to the Closing Date, including (a) all operating and capital expenditures and prepaid expenses attributable to the Assets including, without limitation, royalty disbursements, rentals and other similar charges, excise, severance and production tax payments and any other tax payments based upon or measured by the production of Sale Hydrocarbons or the receipt of proceeds therefrom, (b) expenses paid, or to be paid, by Seller to any third party under applicable joint operating agreements or other contracts or agreements included in or bearing upon the Assets, or in the absence of any joint operating agreement, those customarily billed under any such agreement, including without limitation, drilling, completion, reworking, deepening, side-tracking, plugging and abandoning, geological and geophysical and land costs, (c) Seller’s overhead and administrative expenses allocable to the Assets, provided that such expenses are not duplicative of any other expense or charge under this Section 2.4.1.1, and (d) allocated insurance costs for the insurance policies carried by Seller to which Buyer will receive the benefit;

2.4.1.2	subject to adjustments made under Article 13.1, an amount equal to the market value of all Hydrocarbons in storage, including but not limited to those listed on Exhibit A, Schedule 10 (collectively, the “Hydrocarbon Inventory”); linefill and product imbalances if Seller is underproduced, including but not limited to those listed on Exhibit D (collectively, the “Imbalances” and “Linefill”) existing on the Effective Date that are produced from, attributable to, or otherwise credited to the Assets for production of Sale Hydrocarbons prior to the Effective Date; and

2.4.1.3	any other amount agreed upon by Seller and Buyer.

2.4.2	The Purchase Price shall be decreased by the following amounts:

2.4.2.1	an amount equal to the proceeds received by Seller from the sale of Sale Hydrocarbons;

2.4.2.2	subject to adjustments made under Article 13.1, Imbalances existing on the Effective Date if Seller is overproduced;

2.4.2.3	reductions due to Title Failures as provided for in Section 7.5;

2.4.2.4	reductions due to Material Contamination as provided for in Section 8.3;

2.4.2.5	reductions due to the exercise of preferential rights to purchase as provided for in Section 9.2;

2.4.2.6	reductions due to Casualty Loss as provided in Section 13.3;

2.4.2.7	any other amount agreed upon by Seller and Buyer;

2.4.2.8	The Performance Deposit;

2.4.2.9	an amount equal to all expenditures, liabilities and costs (whether capitalized or expensed) relating to the Assets (other than taxes) and paid or assumed by Buyer that are (a) unpaid as of the Closing Date and (b) assessed for or attributable to periods of time prior to the Effective Date, regardless of how such expenditures, liabilities and costs are calculated, provided that to the extent the actual amounts cannot be determined prior to the agreement of Buyer and Seller with respect to the Closing Statement, a reasonable estimate of such expenditures, liabilities and costs shall be used (and to such extent Buyer shall assume the liability and the responsibility for payment thereof); and

2.4.2.10	to the extent not transferred to Buyer at the Closing, all funds held in suspense by Seller (“Suspense Funds”) with respect to the operation, ownership, production and developments of the Assets.

2.4.3	Closing Statement. Seller shall prepare and deliver to Buyer an accounting statement (the “Closing Statement”) no later than five (5) business days prior to Closing that shall set forth the adjustments to the Purchase Price made in accordance with this Agreement, it being understood and agreed that the Closing Statement shall contain reasonable estimates where actual amounts are not known at the time and that as actual costs and revenues are known, these amounts will be taken into account in the Final Settlement Statement provided for in Section 11.5. The Closing Statement shall be prepared in accordance with generally accepted accounting principles generally used in the oil and gas industry.

2.5	Additional Consideration – Farmout Option. Within sixty (60) days after Closing, Seller and Buyer agree to execute a mutually agreeable participation/farmout option agreement for certain deep rights in the Leases from Buyer in favor of Seller substantially in the form attached hereto as Exhibit I.

2.6	Effective Date of Sale. The effective date of the sale of the Assets shall be April 1, 2014, as of 7:00 a.m., Central Time, (the “Effective Date”).

2.7	Performance Deposit. Upon execution of this Agreement, Buyer or its designee shall pay to Seller fifteen million dollars ($15,000,000), as a performance deposit (“Performance Deposit”) on the Assets to be transferred to Buyer to assure Buyer’s performance under this Agreement. The Performance Deposit is solely to assure the performance of Buyer pursuant to the terms and conditions of this Agreement. If Closing occurs, Seller at its sole option may either (i) return the Performance Deposit to Buyer, without interest, at Closing, in which case Buyer must pay Seller the full amount of the Purchase Price at Closing, adjusted as provided in Section 2.4, or (ii) retain and credit the Performance Deposit against the Purchase Price at Closing, in which case Buyer must pay Seller an amount equal to the Purchase Price, adjusted as provided in Section 2.4, less the Performance Deposit.

3.	ALLOCATION OF REVENUES, ASSUMPTION OF LIABILITIES AND INDEMNIFICATION

3.1

Allocation of Revenues. Seller shall receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) all proceeds from the sale of Hydrocarbons physically produced from or allocable to the Assets prior to the Effective Date, and shall also receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) and hold the right to receive all other revenues, proceeds and benefits attributable to the Assets accruing or relating to all periods before the

Effective Date. Buyer shall receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) all proceeds from the sale of Sale Hydrocarbons and shall also receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) and hold the right to receive all other revenues, proceeds and benefits attributable to the Assets which accrue or relate to all periods after the Effective Date.

3.2	Payment of Invoices. After the Closing, Seller shall be responsible for and required to pay only that portion of any charge or invoice received that is applicable to work performed or material received in the period prior to the Effective Date. Similarly, after the Closing, Buyer shall be responsible for and required to pay only that portion of any charge or invoice received that is applicable to work performed or material received in the period on or subsequent to the Effective Date.

3.3	Liabilities after Closing and Indemnities.

3.3.1	Definition of Claims. As used in any provision of this Agreement, “Claims” shall mean all liabilities, penalties, fines, obligations, judgments, claims, governmental actions, causes of action, demands, administrative proceedings, suits and other legal proceedings, together with any fees and expenses associated therewith (including, without limitation, costs of investigation, attorneys’ fees, experts’ fees and expenses associated with investigation of claims, testing, assessment and remedial actions).

3.3.2

Buyer’s Assumption of Abandonment Obligations. As additional consideration for the sale of the Assets, and notwithstanding anything else to the contrary herein, specifically including Section 3.3.6, effective as of Closing, Buyer shall assume and shall timely and fully satisfy all the Abandonment Obligations (as defined below) associated with the Assets. As used herein, the term “Abandonment Obligations” shall mean and include all obligations associated with and liability for (i) the plugging and abandonment of all wells, either active or inactive, including but not limited to the Wells situated on, associated with, or affecting any of the Leases; (ii) the removal of structures, facilities, foundations, wellheads, tanks, pipelines, flowlines, pumps, compressors, separators, heater treaters, valves, fittings and equipment and machinery of any nature and all materials contained therein, located on or used in connection with the Assets; (iii) the clearance, restoration and/or remediation of the lands covered by the Leases; and (iv) the removal, remediation and abatement of any petroleum material, any contamination or pollution (including, without limitation, spilling, leaking, pumping, pouring, emitting, emptying, discharging, leaching, dumping or disposing of any chemical substance, pollutant, contaminant, toxic substance, radioactive material, hazardous substance, naturally occurring radioactive material (“NORM”), waste, saltwater, crude oil, or petroleum product) of the surface (including surface water), air, or any vessel, piping, equipment, tubing or subsurface strata associated with the Assets, all in accordance with or as required by applicable agreements, implied or express, including without limitation, leases, unit agreements and operating agreements, or by law, regulation, order, permit, judgment or decree. From and after Closing, Buyer shall protect, indemnify, hold harmless and defend Seller, its affiliates, and its/their officers, directors, employees and agents, against any and all Claims, whether based on any theory of liability, including, but not limited to, tort, breach of contract (express or implied), breach of warranty (express or implied), strict liability, regulatory liability, or statutory liability, regardless of the sole, joint or concurrent negligence, strict liability, regulatory liability, statutory liability, breach of contract, breach of warranty, or other fault or responsibility of Seller or any other person or party, arising from, resulting from or related to Buyer’s failure to timely and fully satisfy the Abandonment Obligations. Buyer further agrees from and after Closing to take whatever actions that are necessary to protect Seller from being subjected to any such Claims, including but not limited to remediation and restoration as and when required by Law, and will comply with reasonable requests by Seller that Buyer take such action. Buyer shall cause all future conveyances, assignments or transfers of the Assets to specifically reference and describe Buyer’s obligations to Seller set forth in this Section 3.3.2, and Buyer shall cause all transferees of the Assets to expressly acknowledge and assume said obligations jointly and in solido with Buyer with respect to the portion of the Assets acquired by any such transferee. Notwithstanding anything in this Section 3.3.2 to the contrary, nothing herein shall limit Buyer’s rights under Section 3.3.7 with respect to a breach of representation and warranty in Section 6.1.4.

3.3.3	Buyer’s Assumption of Contract Obligations. Buyer shall observe and comply with all covenants, terms, and provisions, express or implied, contained in the Leases and Contracts and this purchase and sale is made expressly subject to all Contracts binding upon the Assets, whether or not the same are herein specifically identified. From and after Closing, Buyer shall assume and be responsible for all obligations and liabilities of Seller accruing under the Contracts after the Effective Date and agrees to execute any instrument or document required to evidence such assumption.

3.3.4	Seller’s Indemnity with respect to Scheduled Litigation, Royalty Claims and Taxes. Seller shall defend, indemnify and hold Buyer, its affiliates, and its members, managers, employees, contractors, insurers and representatives (which additional parties together with Buyer are hereinafter collectively referred to as the “Buyer Parties”) harmless from any and all Claims relating to periods of time prior to the Effective Date asserted or filed within seven (7) years from the Closing and relating to: (i) the payment, underpayment or nonpayment of royalties, overriding royalties, net profit interests and any other burdens on or affecting production or the proper accounting or payment to parties for their interests therein, and (ii) the payment, underpayment or nonpayment of property, ad valorem, excise, sales, use, windfall profit, production, severance and similar taxes attributable to the ownership or operation of the Assets or the production of hydrocarbons therefrom. Buyer shall be responsible for all Claims of these types with respect to the Assets insofar as they relate to periods of time from and after the Effective Date and Buyer shall defend, indemnify and hold the Seller Parties (as defined below) harmless therefrom. Notwithstanding any provision in this Agreement to the contrary, Seller shall defend, indemnify and hold the Buyer Parties harmless from (i) the litigation matter disclosed on Exhibit F, (ii) any income, franchise or similar taxes imposed on Seller (and such taxes shall not be taken into account as an adjustment to the Purchase Price under Section 2.4), and (iii) any taxes attributable to the ownership or operation of the Excluded Assets or any other asset or business of Seller that is not part of the Assets.

3.3.5	Seller’s Indemnity with respect to Certain Other Claims. Seller shall defend, indemnify and hold Buyer and Buyer Parties harmless from any and all Claims asserted or filed within two (2) years from the Closing and relating to: (i) personal injury or death arising from an event that occurred or an exposure to a condition that existed prior to the Closing Date and related to the operation of the Assets, specifically including third party indemnity for such Claims and (ii) any property damage of a third party arising from an event that occurred or a condition that existed prior to the Closing Date and related to the operation of the Assets, specifically including third party indemnity for such Claims.

(a)	Seller shall not have any liability for any indemnification under this Section 3.3.5 for any Claim unless the amount with respect to such Claim plus the amount of all other Claims under this Section 3.3.5 and Section 3.3.7 exceeds four million dollars ($4,000,000) (the “Aggregate Deductible”).

(b)	Notwithstanding anything to the contrary contained in this Section 3.3.5, Seller shall not be required to indemnify Buyer Parties for liabilities under this Section 3.3.5 and Section 3.3.7 that, in the aggregate, exceed fifteen percent (15%) of the initial unadjusted Purchase Price.

3.3.6	Buyer’s General Indemnification. Subject to the provisions of Sections 3.3.4, 3.3.5 and 3.3.7 and other provisions of this Agreement specifically requiring indemnification from Seller, Buyer shall defend, protect, indemnify and hold Seller, its affiliates, and its/their directors, officers, members, managers, employees, contractors, insurers and representatives (which additional parties together with Seller are hereinafter collectively referred to as the “Seller Parties”) harmless against any and all Claims in any way arising out of, related to, or connected with the ownership, operations or activities related to the Assets and the contracts and agreements pertaining thereto on or after the Closing Date, or any of the obligations, responsibilities or liabilities expressly assumed by Buyer hereunder, and including, but not limited to, acts or omissions of Seller, based upon any theory, whether in contract, negligence, liability without fault, strict liability, regulatory liability, statutory liability, tort or other. Effective as of Closing, Buyer also hereby agrees to defend, save, indemnify and hold Seller Parties harmless from and against any and all Claims caused by, arising from, attributable to, or alleged to be caused by, arising from or attributable to the breach by Buyer of any of Buyer’s representations, warranties, covenants or agreements contained in this Agreement.

3.3.7	Seller’s General Indemnification. Subject to the provisions of 3.3.2, 3.3.3 and 3.3.6 above and other provisions of this Agreement specifically requiring indemnification from Buyer, for a period of two (2) years after the Closing Date, Seller shall defend, protect, indemnify and hold Buyer Parties harmless against any and all Claims in any way arising out of, related to, or connected with the ownership, operations or activities related to the Assets and the contracts and agreements pertaining thereto prior to the Closing Date, or any of the obligations, responsibilities or liabilities retained by Seller hereunder, and including, but not limited to, acts or omissions of Buyer, based upon any theory, whether in contract, negligence, liability without fault, strict liability, regulatory liability, statutory liability, tort or other. Effective as of Closing, for a period of five (5) years after the Closing Date, Seller also hereby agrees to defend, save, indemnify and hold Buyer Parties harmless from and against any and all Claims caused by, arising from, attributable to, or alleged to be caused by, arising from or attributable to the breach by Seller of any of Seller’s representations, warranties, covenants or agreements contained in this Agreement.

(a)	Seller shall not have any liability for any indemnification under this Section 3.3.7 for any Claim unless the amount with respect to such Claim plus the amount of all other Claims under this Section 3.3.7 and Section 3.3.5 exceeds the Aggregate Deductible.

(b)	Notwithstanding anything to the contrary contained in this Section 3.3.7, Seller shall not be required to indemnify Buyer Parties for liabilities under this Section 3.3.7 and Section 3.3.5 that, in the aggregate, exceed fifteen percent (15%) of the initial unadjusted Purchase Price.

3.3.8	General Indemnity Provisions. THE DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS AGREEMENT SHALL ENTITLE THE INDEMNIFIED PARTY TO SUCH DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH OBLIGATION IS THE RESULT OF THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, LIABILITY WITHOUT FAULT, REGULATORY LIABILITY, STATUTORY LIABILITY, BREACH OF CONTRACT, BREACH OF WARRANTY, VIOLATION OF ANY LAW, OR OTHER FAULT OR RESPONSIBILITY OF OR BY SELLER OR ANY OF SELLER PARTIES, OR BY A PRE-EXISTING CONDITION.

3.3.9	Exclusive Remedy. Each of Seller and Buyer acknowledges and agrees that, from and after Closing, its sole and exclusive remedy with respect to any and all Claims pursuant to or in connection with this Agreement and relating to the Assets, the purchase of the Assets by Buyer, or the sale of the Assets by Seller shall be limited to the indemnification and representation and warranty provisions set forth in this Agreement.

4.	ABANDONMENT OBLIGATIONS

4.1	Performance Bond. Prior to Closing, Buyer shall provide bonds, letters of credit or guarantees, reasonably acceptable to Seller, for the account of Buyer in favor of Seller (collectively “Performance Bond”) in the initial sum of sixty million dollars ($60,000,000), less the face amount or sum of any replacement security posted through replacement bonds, letters of credit or guarantees described on Exhibit C issued on behalf of Seller and/or its affiliates in favor of either third parties (the “Third Party Bonds”) or government authorities having jurisdiction, to the extent required to obtain the release or cancellation of the bonds, letters of credit and guarantees by the current holders.

4.2	Replacement Bonds, Letter of Credit and Guarantees. Prior to Closing, Buyer shall use commercially reasonable efforts to obtain from a financial institution, surety, or similar entity reasonably acceptable to Seller and deliver same to Seller or Seller’s designee, at Closing, replacements for the Third Party Bonds, which currently aggregates $15,740,000.

4.3	BOEM Bonding. After Closing, Buyer will post with the Bureau of Ocean Energy Management (“BOEM”) supplemental bonds in an amount equal to the amount of decommissioning liabilities for all the Assets that Buyer is required to post bonds with BOEM (the “BOEM Bonds”). If the amount of BOEM Bonds plus the Third Party Bonds actually posted by Buyer is greater than the Performance Bond in effect, then Seller shall cancel the Performance Bond. If the amount of BOEM Bonds plus the Third Party Bonds actually posted by Buyer is less than the Performance Bond in effect, then the Performance Bond shall be reduced to the difference between $60,000,000 and the aggregate of the BOEM Bonds and the Third Party Bonds. In the event BOEM increases the amount of the decommissioning liabilities associated with any of the Assets that Buyer is required to post bonds with BOEM in connection with the assignment of the Assets to Buyer or at any time after Closing, Buyer shall post BOEM Bonds with the government in the amount of such increase, provided that if BOEM decreases the amount of the decommissioning liabilities associated with the Assets that Buyer is required to post bonds with BOEM or Buyer is no longer required to post a bond with BOEM because it has satisfied its decommissioning obligations with respect to such Asset, Buyer shall be entitled to reduce the amount of the BOEM Bonds posted to the BOEM by the amount of such decrease.

4.4	Additional Buyer Bond. If at any time after Closing, Talos Production LLC does not maintain a Debt to EBITDA Ratio of 2.0x or less, then Buyer shall furnish to Seller bonds, substantially in the form attached hereto as Exhibit K, Schedule 9, or other surety or guarantee reasonably acceptable to Seller, securing the Abandonment Obligations in an amount equal to the Security Cap less the aggregate amount of the Performance Bond, BOEM Bonds and the Third Party Bonds in effect (the “Seller Additional Bonds”). “Debt to EBITDA Ratio” shall mean Talos Production LLC’s long term debt divided by Talos Production LLC’s previous twelve month trailing Adjusted EBITDA, each as based on Talos Production LLC’s quarterly financial statements provided to Seller pursuant to Section 4.5 and calculated in accordance with Talos Production LLC’s then outstanding debt instruments. The Seller Additional Bonds shall be in a form reasonably acceptable to and subject to the reasonable prior approval of Seller. It is specifically understood and agreed that Buyer’s obligations to assume the Abandonment Obligations under Section 3.3.2 of this Agreement are not limited by the amount of the Seller Additional Bonds, the Performance Bond, the BOEM Bonds and/or the Third Party Bonds, if any. The Seller Additional Bonds shall be maintained in full force and effect at all times that Talos Production LLC’s Debt to EBITDA Ratio exceeds 2.0x by and at the sole cost of Buyer until Seller, or its designee, is satisfied, in its reasonable discretion, that all Abandonment Obligations have been completely performed and fulfilled. Exhibit M identifies the Assets that are required to be decommissioned, together with the estimated costs of such decommissioning. The Security Cap and the required amount of the Seller Additional Bonds will be reduced to the extent of (i) the amount of the BOEM Bonds is increased at any time and (ii) the estimated cost of decommissioning set forth on Exhibit M with respect to the Abandonment Obligations that have been performed. If Talos Production LLC attains a Debt to EBITDA Ratio of 2.0x or less subsequent to posting the Seller Additional Bonds, Seller shall notify the surety to promptly release any Seller Additional Bonds; provided that such release will not relieve Buyer of its obligations under this Section 4.4 if Talos Production LLC’s Debt to EBITDA Ratio thereafter exceeds 2.0x.

4.5

Quarterly Financial Statements. Talos Production LLC shall provide its financial statements and the calculation and supporting documentation of its previous twelve months trailing Adjusted EBITDA to Buyer each quarter within five (5) business days of the date it provides such financial statements to its investors, but in any case within twenty (20) days after the time period specified in the Security and Exchange Commission rules and regulations for non-accelerated filers for filing an annual report on Form 10-K with respect to Talos Production LLC’s annual financial statements or a quarterly report on Form 10-Q with respect to Talos Energy LLC’s quarterly financial statements.

4.6	Security Cap and Performance Bond Reduction. The security posted by Buyer under Sections 4.1, 4.2, 4.3 and 4.4 shall never exceed, and shall be capped at $117,000,000 (the “Security Cap”). If at any time after Closing, the aggregate of the sums or face amounts of the Performance Bond, the Third Party Bonds, the BOEM Bonds and the Seller Additional Bonds then in effect as security for the Abandonment Obligations exceeds the Security Cap, Buyer may request that Seller allow Buyer to reduce the amount of the Performance Bond or the Seller Additional Bonds so that the aggregate of the Third Party Bonds, the BOEM Bonds, the Performance Bond and the Seller Additional Bonds does not exceed the Security Cap. Seller shall promptly cancel the Performance Bond and the Seller Additional Bond, if any, at such time as all Abandonment Obligations set forth on Exhibit M have been performed.

4.7	Security Cap Reduction. The Security Cap shall be reduced as Abandonment Obligations are satisfied on an individualized line item basis as identified on Exhibit M. Buyer may submit to Seller documentation reasonably acceptable to Seller reflecting that all Abandonment Obligations associated with one or more line items on Exhibit M have been fully performed in compliance with all laws, rule and regulations of all governmental authorities having jurisdiction.

5.	TAXES AND PAYABLES

5.1	Payment of Taxes. All real estate, use, occupation, ad valorem, personal property taxes and charges on any of the Assets shall be prorated as of the Effective Date. Seller shall pay all such items for all periods prior to the Effective Date and shall be entitled to all refunds, recoupments, rebates and credits with regard to such periods. Seller shall be responsible for all oil and gas production taxes, windfall profits taxes, and any other similar taxes applicable to Hydrocarbons produced from or attributable to the Leases or the Units prior to the Effective Date, and Buyer shall be responsible for all such taxes applicable to Sale Hydrocarbons produced from or attributable to the Leases or the Units on and after the Effective Date. Both of the parties believe that the sale of the Assets is one occasional sale exempt from sales or use taxes. In the event that any such taxes are assessed against the transaction, both parties will cooperate in an attempt to eliminate or reduce such taxes. If unsuccessful, it is agreed that Buyer shall be responsible for any such sales, use and similar taxes arising out of the sale of the Assets. In that event, Buyer shall pay Seller any such state and local sales or use taxes, and Seller shall remit such amount to the appropriate taxing authority in accordance with applicable law. Buyer shall hold harmless and shall indemnify the Seller Parties for any sales or use taxes assessed against Seller by any taxing authority in respect of this sale, including the amounts of any penalties, interest and attorney’s fee. Any reasonable legal expenses incurred by Seller to reduce or avoid any of the aforementioned taxes attributable to Buyer, shall be paid or reimbursed by the Buyer.

6.	REPRESENTATIONS, WARRANTIES, DISCLAIMERS, ACKNOWLEDGMENTS, AND WAIVERS

6.1	Seller’s Representations and Warranties. Seller represents and warrants to Buyer that, as of the date hereof and as of Closing, the following statements are accurate:

6.1.1	Formation. Seller Stone Energy Corporation is a corporation duly organized and validly existing, in good standing, under the laws of the State of Delaware. Seller Stone Energy Offshore, L.L.C. is a limited liability company duly organized and validly existing, in good standing under the laws of the State of Delaware. Both of them have the organizational power and authority to own the Assets and to carry on their business as now conducted and to enter into and to carry out the terms of this Agreement. Seller is qualified to own and operate federal leases in the Gulf of Mexico and leases in the State of Louisiana in accordance with applicable laws, rules, regulations and orders governing the ownership and operation of leases on the Outer Continental Shelf and in the coastal waters of the State of Louisiana, as applicable.

6.1.2	Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary company action on behalf of Seller, and Seller is not subject to any charter, by-law, lien, encumbrance, agreement, instrument, order, or decree of any court or governmental body (other than any governmental approval required) which would prevent consummation of the transactions contemplated by this Agreement.

6.1.3	No Brokers. Seller is not a party to, or in any way obligated under, nor does Seller have any knowledge of, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Buyer will have any liability.

6.1.4	No Suits; Compliance with Laws; Abandonment Obligations. There are no suits, actions, claims, investigations or any legal, administrative or arbitration proceedings pending which may affect the Assets in any material respect, except as disclosed on Exhibit F. The Assets have been owned and operated in compliance, in all material respects, with all applicable laws, ordinances, rules and regulations and, from and after the dates of Seller’s acquisition of each of the Assets, Seller has obtained and has maintained all permits required by public authorities in connection with the Assets. To the best of Seller’s knowledge, Exhibit M lists, as of the date hereof, all Abandonment Obligations.

6.1.5	Royalty and Payments. All royalties, rental and other payments due under the Leases have been properly paid in all material respects, and all conditions necessary to keep the Leases in force and effect have been fully performed in all material respects.

6.1.6	Third Party Rights. All preferential rights to purchase and third party consents to assign affecting the Assets are set out in Exhibit A, Schedule 9. Subject to any such rights of preferential rights to purchase holders, Seller has not agreed to sell or encumber the Assets to any party other than Buyer.

6.1.7	No Encumbrances. Except as described on Exhibit E, mortgages that will be released on or before Closing and for Permitted Encumbrances, Seller has title to the Assets, free and clear of all liens, pledges, and encumbrances created by, through or under Seller.

6.1.8	Open AFEs. Except as disclosed on Exhibit B, with respect to the Assets, there are no individual outstanding calls or payments under authorities for expenditures (“AFEs”) in excess of $250,000.00, net to Seller’s interest, for which Buyer would be liable.

6.1.9	Material Contracts. Exhibit A, Schedule 6 identifies Contracts that may have a material or adverse effect on the ownership and operation of any of the Assets. To the best of Seller’s knowledge, Seller is in compliance with all of the material terms and provisions set forth in such Contracts, and Seller has no knowledge of any pending or threatened Claims related thereto.

6.1.10	Except as set forth on Exhibit A, Schedule 6, no Asset is subject to any contractual or other arrangement whereby payment for production is or can be deferred for a substantial period after the month in which production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days).

6.1.11	Tax Partnership. None of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended.

6.2	Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that, as of the date hereof and as of Closing, the following statements are accurate:

6.2.1	Formation. Buyer is a limited liability company duly organized and validly existing, in good standing, under the laws of the state of its organization and is duly qualified to carry on its business in each of the states in which it is required to be qualified and has the power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement and the transactions contemplated by this Agreement.

6.2.2	Qualification. Buyer is qualified to own and operate federal leases in the Gulf of Mexico and leases in the State of Louisiana in accordance with applicable laws, rules, regulations and orders governing the ownership and operation of leases on the Outer Continental Shelf and in the coastal waters of the State of Louisiana, as applicable.

6.2.3	Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary company action on behalf of Buyer, and Buyer is not subject to any charter, by-law, lien, encumbrance, agreement, instrument, order or decree of any court or governmental body which would prevent consummation of the transactions contemplated by this Agreement.

6.2.4	No Brokers. Buyer is not a party to, or in any way obligated under, nor does Buyer have any knowledge of, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Seller will have any liability.

6.2.5	Compliance. From and after Closing, Buyer shall comply with all applicable laws, ordinances, rules and regulations, in all material respects, and shall promptly obtain and maintain all permits required by public authorities in connection with the Assets purchased.

6.2.6	Financing. Buyer has, and Buyer shall have as of the Closing Date, access to sufficient cash in immediately available funds with which to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the transaction documents.

6.3	Disclaimers, Acknowledgments, and Waivers

6.3.1	Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ASSETS ARE TO BE SOLD AS IS, WHERE IS AND WITH ALL FAULTS AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED IN FACT OR BY LAW, WITH RESPECT TO ORIGIN, QUANTITY, QUALITY, OPERATING CONDITION, SAFETY OF EQUIPMENT, TITLE TO PERSONAL PROPERTY, TITLE TO REAL PROPERTY, COMPLIANCE WITH GOVERNMENT REGULATIONS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSES, CONDITION, THE QUANTITY, VALUE OR EXISTENCE OF RESERVES OF OIL, GAS OR OTHER MINERALS PRODUCIBLE OR RECOVERABLE FROM THE LEASES OR WELLS, OR OTHERWISE, CONCERNING ANY OF THE ASSETS. ALL WELLS, PERSONAL PROPERTY, DATA, RECORDS, MACHINERY, EQUIPMENT AND FACILITIES THEREIN, THEREON AND APPURTENANT THERETO ARE TO BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY “AS IS, WHERE IS”.

6.3.2	ACCEPTANCE OF ASSETS “AS IS, WHERE IS”. BUYER HAS MADE, OR ARRANGED FOR OTHERS TO MAKE, OR HAS BEEN AFFORDED THE OPPORTUNITY TO MAKE AN INSPECTION AND INVENTORY OF THE ASSETS AND, IF NOT PERFORMED, WAIVES SUCH RIGHT AT AND WITH CLOSING. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER, AT CLOSING, WILL ACCEPT ALL ASSETS IN AN “AS IS AND WHERE IS” CONDITION, WITH AN EXPRESSED ACCEPTANCE AND UNDERSTANDING OF THE DISCLAIMERS CONTAINED IN THIS AGREEMENT.

6.3.3	INFORMATION IN EXHIBITS. EXCEPT AS OTHERWISE HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE COMPLETENESS OR ACCURACY OF THE INFORMATION CONTAINED IN THE EXHIBITS AND SCHEDULES REFERRED TO IN THIS AGREEMENT AND SAME ARE HEREBY INCORPORATED INTO THIS AGREEMENT BY REFERENCE AND CONSTITUTE A PART OF THIS AGREEMENT.

6.3.4	ACKNOWLEDGMENT. BUYER ACKNOWLEDGES THAT THE ASSETS HAVE BEEN USED FOR OIL AND GAS DRILLING AND PRODUCING OPERATIONS, TRANSPORTATION OPERATIONS, RELATED

OILFIELD OPERATIONS AND POSSIBLY THE STORAGE AND DISPOSAL OF WASTE MATERIALS INCIDENTAL TO OR OCCURRING IN CONNECTION WITH SUCH OPERATIONS, AND THAT PHYSICAL CHANGES IN THE LAND MAY HAVE OCCURRED AS A RESULT OF SUCH USES AND THAT BUYER HAS ENTERED INTO THIS AGREEMENT ON THE BASIS OF BUYER’S OWN INVESTIGATION OF, OR RIGHT TO INVESTIGATE, THE PHYSICAL CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, EQUIPMENT, SURFACE AND SUBSURFACE CONDITIONS, AND THE EXPRESS PROVISIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER IS ACQUIRING THE ASSETS PRECISELY AND ONLY IN AN “AS IS AND WHERE IS” CONDITION AND ASSUMES THE RISK THAT ADVERSE PHYSICAL CONDITIONS INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF UNKNOWN ABANDONED OR UNPRODUCTIVE OIL WELLS, GAS WELLS, EQUIPMENT, PITS, LANDFILLS, FLOWLINES, PIPELINES, WATER WELLS, INJECTION WELLS AND SUMPS WHICH MAY OR MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATION, ARE LOCATED THEREON OR THEREIN, AND WHETHER KNOWN OR UNKNOWN TO BUYER AS OF CLOSING. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ON AND AFTER CLOSING BUYER HEREBY AGREES TO ASSUME FULL RESPONSIBILITY FOR COMPLIANCE WITH ALL OBLIGATIONS ATTRIBUTABLE, IN ANY WAY, TO THE ASSETS AND ALL LAWS, ORDERS, RULES AND REGULATIONS CONCERNING ALL OF SUCH CONDITIONS, KNOWN OR UNKNOWN.

6.3.5	WAIVER OF CONSUMER RIGHTS. BUYER WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 et seq., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

IN ORDER TO EVIDENCE ITS ABILITY TO GRANT THE ABOVE WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT BUYER (I) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (II) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND (III) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

6.3.6

WAIVER OF LOUISIANA RIGHTS IN REDHIBITION. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER EXPRESSLY WAIVES THE WARRANTY OF FITNESS FOR INTENDED PURPOSES OR GUARANTEE AGAINST HIDDEN OR LATENT REDHIBITORY VICES UNDER LOUISIANA LAW, INCLUDING LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548, AND THE WARRANTY

IMPOSED BY LOUISIANA CIVIL CODE ARTICLE 2475; WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520, et seq.; OR FOR RESTITUTION OR OTHER DIMINUTION OF THE PURCHASE PRICE; ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS FOR THE ASSETS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER MAKES THIS SALE OF THE ASSETS TO BUYER WITHOUT ANY WARRANTY AS TO THE CONDITION OF THE ASSETS, INCLUDING ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, OR FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, EVEN FOR RETURN OR REDUCTION OF THE PURCHASE PRICE OR OTHERWISE, IT BEING UNDERSTOOD THAT BUYER TAKES THE ASSETS “AS IS” AND “WHERE IS”; EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER HEREBY ACKNOWLEDGES RELIANCE SOLELY ON ITS OWN INSPECTION OF THE ASSETS, AND NOT ON ANY WARRANTIES OR REPRESENTATIONS FROM SELLER WITH RESPECT TO THE CONDITION OF THE ASSETS. IN ADDITION, EXCEPT AS SET FORTH IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, TAX CONSEQUENCES, OR ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT AS SET FORTH IN THIS AGREEMENT, ALL WARRANTIES WITH RESPECT TO THE CONDITION OF THE ASSETS ARE HEREBY DISCLAIMED BY SELLER AND EXPRESSLY WAIVED BY BUYER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE CONDITION OF THE ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLER, ANY PARTY ACTING OR PURPORTING TO ACT FOR SELLER, OR ANY BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING.

IN ADDITION, EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS SALE, INCLUDING WITHOUT LIMITATION, THE QUALITY, QUANTITY OR ENVIRONMENTAL CONDITION OF THE ASSETS OR ANY OTHER MATTERS CONTAINED IN THE DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER, ITS AGENTS, REPRESENTATIVES OR EMPLOYEES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE, AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER. ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

6.3.7	Special Warranty. The disclaimers set forth in this Section 6.3 shall not alter, amend or otherwise limit Buyer’s rights with respect to the special warranty of title in the Assignment(s).

7.	TITLE MATTERS

7.1.	Asset Title Review. Promptly after signing this Agreement and until five (5) days before Closing, Buyer shall have reasonable access to copies of non-privileged information in Seller’s possession regarding Seller’s title to the Assets, which information Buyer may copy at its sole cost and expense (unless prohibited by agreement between Seller and a third party). Except as otherwise may be provided in this Agreement, Seller shall not be required to perform any additional title work. Although all title materials in the possession of Seller shall be provided to Buyer, Seller is under no obligation to update any abstracts of title or title opinions. Should Buyer prepare or update abstracts or title opinions, a copy of such will be made available to Seller, without cost and without warranty of any kind, for Seller’s independent examination at least five (5) days prior to Closing or upon the delivery of a Notice of Alleged Title Defect (defined below), whichever is the earlier. Buyer specifically agrees that any conclusions made from any examination done or caused to be done from Seller furnished information regarding title have resulted and shall result from its own independent review, skill, knowledge and judgment only.

7.2.

Notice of Title Defects. If Buyer determines the existence of an “Alleged Title Defect” as defined in Section 7.3 below, Buyer shall notify Seller in writing of any matter Buyer considers to be an Alleged Title Defect as soon as Buyer becomes aware of such Alleged Title Defect but, in any event, by not later than 4:00 p.m. Central Time, five (5) days prior to Closing (the “Defect Notice Date”). Such notice (“Notice of Alleged Title Defect”) shall include (i) a specific description of the matter Buyer asserts as an Alleged Title Defect, (ii) a specific description of the Asset or portion of the Assets that is affected by the Alleged Title Defect, (iii) Buyer’s calculation of the amount by which each Alleged Title Defect has diminished the value of the Assets, such amount to be determined by Buyer in good faith and in a commercially reasonable manner, and (iv) all necessary and desirable supporting documentation, including any updates obtained by Buyer of abstracts and title opinions.

7.3.	Alleged Title Defect. The term “Alleged Title Defect” shall refer to any defect or deficiency in title, except for Permitted Encumbrances, that is reasonably expected to have a value in excess of $2,000,000.00 and (i) creates a lien, claim, encumbrance or other obligation affecting the interests of Seller in the Assets, (ii) diminishes Seller’s net revenue interest (defined as Seller’s share of the proceeds from the sale of Hydrocarbons produced from and allocable to the Assets, net of all royalties, overriding royalties, and other burdens on production) from that set forth on Exhibit A, Schedule 1, or (iii) increases Seller’s working interest (defined as Seller’s share of the costs of operation, development or production borne by the owner of such interest) from that set forth in Exhibit A, Schedule 1 without a corresponding increase in Seller’s net revenue interest, or which creates an obligation to pay costs or expenses in an amount greater than such interest. No adjustment to the Purchase Price for Alleged Title Defects shall be made unless and until, and only to the extent that with respect to each Lease, the individual value of each Alleged Title Defect exceeds $2,000,000.00.

7.4.	Permitted Encumbrances. As used in this Section 7, the term “Permitted Encumbrances” means:

7.4.1.	lessor’s royalties, non-participating royalties of public record, overriding royalties of public record, division orders, sales and transportation contracts containing customary terms and provisions, reversionary interests, and similar burdens if the net cumulative effect of such burdens does not operate to reduce the net revenue interest in any Asset to an amount less than the net revenue interest set forth on Exhibit A, Schedule 1, or increase the working interest of any Asset from that set forth in Exhibit A, Schedule 1, without a corresponding and proportionate increase in the net revenue interest;

7.4.2.	preferential rights to purchase and required non-governmental third party consents to assignments and similar agreements with respect to which prior to Closing (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

7.4.3.	liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

7.4.4.	all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance and Buyer and Seller have no reason to believe they cannot be obtained;

7.4.5.	such Alleged Title Defects or other deficiencies or irregularities waived by Buyer in writing;

7.4.6.	easements, rights-of way, servitudes, permits, surface leases and other rights in respect of surface operations, provided they do not materially interfere with Buyer’s operation or use of the Assets;

7.4.7.	defects, irregularities and deficiencies in title of or to any rights-of-way, easements, surface leases or other rights which in the aggregate do not materially impair the use of such rights-of-way, easements, surface leases or other rights for the purpose for which such rights will be held by Buyer and would not have a material adverse effect on the operation or value of any of the Assets;

7.4.8.	environmental laws and regulations to the extent valid and applicable to the Assets;

7.4.9.	vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any Assets in respect of obligations which are not yet due;

7.4.10.	all other liens, claims, charges, encumbrances, contracts, agreements, instruments, obligations, defects, and irregularities affecting the Assets relating to obligations not yet in default and which individually or in the aggregate are not such as to interfere materially with the operation, value, or use of any of the Assets, do not materially prevent Buyer from receiving the proceeds of production from the Assets, do not reduce the net revenue interest of any of the Assets to less than the net revenue interest set forth on Exhibit A, Schedule 1, and do not increase the working interest of any Asset from that set forth in Exhibit A, Schedule 1, without a corresponding and proportionate increase in the net revenue interest;

7.4.11.	any liens or security interests created by law or reserved in oil and gas leases for royalties, bonuses or rentals, or created to secure compliance with the terms of the agreements, instruments and documents that create or reserve to Seller its interests in the Assets which, in each case, individually or in the aggregate are not such as to interfere materially with the operation, value, or use of any of the Assets, do not materially prevent Buyer from receiving the proceeds of production from the Assets, do not reduce the net revenue interest of any of the Assets to less than the net revenue interest set forth on Exhibit A, Schedule 1, and do not increase the working interest of any Asset from that set forth in Exhibit A, Schedule 1, without a corresponding and proportionate increase in the net revenue interest; and

7.4.12.	all contracts, including all production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that are ordinary and customary in the oil and gas exploration, development or extraction business, or in the business of processing of gas and gas condensate production for the extraction of products therefrom, which (in each case) are not in default and individually or in the aggregate are not such as to interfere materially with the operation, value, or use of any of the Assets, do not materially prevent Buyer from receiving the proceeds of production from the Assets, do not reduce the net revenue interest of any of the Assets to less than the net revenue interest set forth on Exhibit A, Schedule 1, and do not increase the working interest of any Asset from that set forth in Exhibit A, Schedule 1, without a corresponding and proportionate increase in the net revenue interest.

7.5.	Remedies for Title Failures. With respect to each Alleged Title Defect asserted by Buyer in the Notice of Alleged Title Defect, if Seller requests, Seller and Buyer shall discuss and agree whether a particular matter constitutes an Alleged Title Defect. Seller shall have the right but not the obligation to cure any Alleged Title Defect asserted in such Notice at its own expense prior to Closing, in which case the parties shall proceed to Closing without adjustment of the Purchase Price. If Seller fails to cure any Alleged Title Defect on or prior to Closing, it shall be deemed to be a title failure (“Title Failure”) for the relevant Asset. Buyer and Seller shall negotiate in good faith to reach agreement regarding the value of any Title Failure, and unless waived by Buyer shall mutually agree to one of the following options with respect to each Title Failure:

7.5.1.	if the Title Failure results from a difference in the net revenue interest for an Asset from that shown on Exhibit A, Schedule 1 (and the corresponding working interest is reduced in the same proportion), the parties shall proceed to Closing and reduce the Purchase Price by an amount (“Defect Amount”) determined by multiplying the amount of the Purchase Price allocated to the affected Asset by a fraction the numerator of which shall be the difference between the actual net revenue interest being conveyed and the net revenue interest shown on Exhibit A, Schedule 1, and the denominator of which shall be the net revenue interest shown on Exhibit A, Schedule 1;

7.5.2.	if the Title Failure results from a difference in the working interest for an Asset from that shown on Exhibit A, Schedule 1 (and the corresponding net revenue interest is reduced in the same proportion), the parties shall proceed to Closing and reduce the Purchase Price by a Defect Amount determined by multiplying the amount of the Purchase Price allocated to the affected Asset by a fraction the numerator of which shall be the difference between the actual working interest being conveyed and the working interest shown on Exhibit A, Schedule 1, and the denominator of which shall be the working interest shown on Exhibit A, Schedule 1; or

7.5.3.	if the Title Failure is one other than described in items (a) or (b), the Defect Amount shall be an amount determined in good faith by the mutual agreement of Buyer and Seller, taking into account the portion of the Purchase Price to be allocated by agreement of Seller and Buyer to the portion of the Assets affected by the Title Failure, the legal effect of the Title Failure, and the potential economic effect of the Title Failure over the life of the Assets.

If the parties are unable to agree upon the value of a Defect Amount prior to Closing, then the parties shall proceed to Closing without reduction to the Purchase Price in respect of such Defect Amount. If Buyer and Seller are unable to agree within sixty (60) days after Closing on any such Defect Amount, then either party may submit such disagreement to arbitration which shall be conducted under the rules of the American Arbitration Association. Within five (5) days after the decision of the arbitrator, Seller shall promptly make a cash payment to Buyer in an amount (if any) equal to the difference between the value allocated to such affected Asset on Exhibit A, Schedule 1, as applicable, and the Defect Amount of such Title Failure as finally determined by the arbitrator.

7.6.	Termination Amount “Termination Amount”. Notwithstanding anything to the contrary herein, if the aggregate amount of adjustments to the Purchase Price for Title Failures reaches an amount equal to fifteen percent (15%) of the initial unadjusted Purchase Price set forth in Section 2.1 (the “Termination Amount”), either Buyer or Seller shall have the option to terminate this Agreement, without any liability, upon written notice to the other party on or prior to the Closing pursuant to the provisions of Section 11.3.1. For purposes of determining each party’s right to terminate this Agreement pursuant to this Section 7.6, the amount of Alleged Title Defect adjustments shall be the amounts set forth in Buyer’s Notices of Title Defects unless Buyer and Seller agree to a lesser amount in accordance with Section 7.5. If either party exercises its option to terminate this Agreement pursuant to this Section 7.6, this Agreement shall become void and have no effect, and neither party shall have any further right or duty to or claim against the other party under this Agreement, except as expressly provided to the contrary in this Agreement, and Buyer shall be entitled to a refund of the Performance Deposit.

7.7.	Waiver. Except for the special warranty of title to be given by Seller in the Assignment(s), Buyer waives for all purposes all objections associated with the title to the Assets (including “Alleged Title Defects”), unless raised by proper notice within the applicable time period set forth in Section 7.2 and not cured or settled under Section 7.5; and Buyer (and on behalf of Buyer Parties and their successors and assigns) irrevocably waives any and all claims they may have against Seller and Seller Parties associated with the same.

8.	ENVIRONMENTAL MATTERS

8.1	Environmental Review. Promptly after signing this Agreement, Buyer may request access to the Assets (if operated by Seller) and the non-privileged environmental data in Seller’s files for the Assets to be sold herein. Buyer may request Seller’s assistance in gaining access to Assets operated by others, but Buyer will be responsible for contacting the operators of such Assets to arrange for review and inspection, at Buyer’s sole cost, risk and expense. Buyer specifically acknowledges that any access to Seller-operated Assets or such Seller data is given as an accommodation only, at Buyer’s sole cost, risk and expense, that Seller makes no representations whatsoever as to the accuracy, completeness, or reliability of any such environmental information so or otherwise disclosed to or obtained by Buyer and that Buyer relies and depends on and uses any and all such environmental information, review or inspection exclusively and entirely at its own risk and without any recourse to Seller whatsoever. Seller shall cooperate with Buyer for the performance by Buyer of any additional environmental testing at Buyer’s expense prior to Closing, which testing shall be conducted in a reasonable manner so as not to interfere with Seller’s or operator’s operation of the Assets, and Seller and Buyer shall cooperate to ensure that such testing is performed on an expedited and confidential basis before Closing. Results of any such tests shall be treated as confidential, except to the extent disclosure is required under applicable law.

8.2

Material Contamination. If as a result of information provided or discovered pursuant to Section 8.1, or any additional information which Buyer discovers or obtains from other sources, or any such testing done by Buyer, it is determined prior to Closing that the environment associated with the Assets has been materially contaminated (“Material Contamination” or “Alleged Material Contamination”, such terms being defined as the violation of Environmental Laws (as defined below) to the extent that as to each claim (i) prosecution, if instituted, would be reasonably likely to result in a penalty, fine or damage payment of $1,000,000.00 or more, or (ii) removal and remediation of such contamination required by Environmental Laws, and/or the actions necessary or prudent to cause the Assets or the operation or ownership thereof be in compliance with applicable Environmental Laws, would be reasonably likely to result in expenditures of $1,000,000.00 or more, Buyer shall notify Seller in writing of any and all such Alleged Material Contamination claims no later than 4:00 p.m. CST, five (5) days prior to Closing. Such notification shall include (i) a detailed description of such claims, (ii) a copy of any environmental assessment, reports, data and information pertaining to such claims, and (iii) Buyer’s calculation of the amount by which such claims have diminished the value of the Assets, which amount shall be determined by Buyer in good faith and in a commercially reasonable manner.

8.3	Remedies for Material Contamination. Either:

8.3.1	Prior to or at Closing, Seller and Buyer mutually agree in writing, separate and apart from this Agreement, that Seller shall correct or make arrangements for the correction of such Alleged Material Contamination, but only in an amount up to each claim, and that Closing shall proceed with Seller indemnifying Buyer against all Claims attributable to such Alleged Material Contamination and without reduction of the Purchase Price;

8.3.2	Buyer corrects or makes arrangements for the correction of such Alleged Material Contamination, after Closing, and the parties shall proceed to Closing with a reduction of the Purchase Price in an amount mutually agreed to by the parties and with Buyer defending, indemnifying and holding the Seller Parties harmless against all Claims attributable to such Alleged Material Contamination; or

8.3.3	Prior to or at Closing, Seller and Buyer mutually agree in writing separate and apart from this Agreement that Buyer shall accept the Assets subject to such Alleged Material Contamination, that the parties shall proceed to Closing without adjustment of the Purchase Price, and that Seller shall indemnify Buyer against all Claims incurred by Buyer with respect to such Alleged Material Contamination up to but in no event to exceed ten percent (10%) of the initial unadjusted Purchase Price set forth in Section 2.1 and only as to that portion of such Claims which are in excess of $1,000,000.00 of the initial unadjusted Purchase Price set forth in Section 2.1 (such amounts being cumulative for any and all claims of Alleged Material Contamination made by Buyer).

If the parties are unable to agree upon one of the foregoing options, either party shall be entitled to terminate this Agreement without further liability to or for either party pursuant to the provisions of Section 11.3, unless Buyer agrees to waive such Alleged Material Contamination and assume all liability and obligations relating thereto. Each party shall cooperate with the other party’s reasonable corrective work, and any operations unreasonably interfering with the corrective work shall cease until correction is completed.

8.4

Indemnity Provisions. The indemnities provided for in this Section 8 by Buyer and Seller, as the case may be, for Claims shall include, without limitation, an agreement to protect, indemnify, hold harmless and defend the Buyer or Seller, as the case may be, and Buyer’s and Seller’s Parties, respectively, against any and all Claims, demands, losses, liabilities, liens, judgments, settlements, suits, causes of action, fines, penalties, fees (including, without limitation, attorney’s fees and court costs), costs, expenses (including, without limitation, expenses associated with investigation of claims, testing and assessment), whether based on any theory of liability, including, but not limited to, negligence, tort, breach of contract (express or implied), breach of warranty (express or implied), strict liability, regulatory liability, or statutory liability, regardless of the sole, joint or concurrent negligence, strict liability, regulatory liability, statutory liability, breach of contract, breach of warranty, or other fault or responsibility of Buyer or Seller or any other person or party, arising under any obligations under this Agreement or imposed by any applicable statutes, laws, rules, regulations, or orders. The indemnities will further include an agreement by the party providing the indemnification to take whatever actions are necessary to protect the party being indemnified from being subjected to any such Claims, demands, losses, liabilities, liens, judgments, settlements, suits, causes of action, fines, penalties, fees, costs or expenses, and to comply with reasonable requests by the party being indemnified to take such actions.

8.5	Post-Closing Environmental Indemnification by Buyer. As of the Closing, but subject to the provisions of Sections 8.3, 8.6 and 13.3, Buyer specifically assumes and shall be responsible for all environmentally related duties and obligations of Seller and Seller Parties with respect to the Assets from and after the Effective Date and shall protect, defend, indemnify and hold Seller and Seller Parties harmless from and against any and all Claims under any Environmental Law (hereafter defined) with respect to the Assets from and after the Effective Date, including with respect to any conditions and obligations existing as of the Effective Date or relating to periods before the Effective Date. The term “Environmental Law(s)” here and in this Section 8 includes the Occupational Safety and Health Act, 29 U.S.C.A. §651, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C.A. §6901, et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.A. §9601, et seq.; the Clean Water Act, 33 U.S.C.A. §1251 et seq.; the Clean Air Act, 42 U.S.C.A. §7401, et seq.; the Safe Drinking Water Act, 42 U.S.C.A. §3001, et seq.; the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C.A. §2701 et seq.; the Louisiana Environmental Quality Act, La. R.S. 30:2001 et seq.; the Louisiana Conservation Act, La. R.S. 30:1 et seq.; the Louisiana Oilfield Site Restoration Law, La. R.S. 30:80 et seq.; the Louisiana Coastal Zone Management Program, La. R.S. 49:214.21 et seq.; the Louisiana Coastal Wetlands Conservation and Restoration Act, La. R.S. 49:214.1 et seq.; and all rules, regulations and orders adopted under the foregoing statutes or statutes enacted after the date of this Agreement applicable to any waste material, produced water, tank bottoms, sludge, or constituents thereof, radioactive materials (including naturally occurring radioactive materials), or hazardous substances on or included with the Assets or the presence, disposal, release or threatened release of all waste material, produced water, tank bottoms, sludge, or constituents thereof, radioactive materials (including naturally occurring radioactive materials), or hazardous substances on, included with, or emanating from or through the Assets into the atmosphere or in or upon land or any water course or body of water, whether above or below the ground, and all other federal, state and local environmental and oil and gas laws and regulations, as well as all acts, laws, and regulations amendatory or supplemental thereto.

8.6	Exclusion from Buyer’s Indemnification. Anything in this Agreement to the contrary notwithstanding, it is agreed and understood that Buyer shall have no liability for, and Buyer’s post-Closing environmental indemnification of Seller shall not include any responsibility for disposal off-site from the Assets, that occurred at any time before the Closing, of hazardous substances, wastes, materials and products generated by or used by or used in connection with the Seller’s operation of the Assets.

8.7	CONDITION OF THE ASSETS AND SPECIFIC BUYER INDEMNIFICATION WITH RESPECT TO NORM AND OTHER HAZARDOUS SUBSTANCES: Subject to the terms of this Agreement, Buyer specifically assumes the risk of the condition of the Assets and shall inspect the Assets prior to Closing, or hereby expressly waives such right, if not exercised. Any such inspection, if made, shall cover but not be limited to the physical and environmental condition, both surface and subsurface, of the Assets. It is expressly recognized by Buyer that the lands and/or water bottoms, along with surface facilities and production equipment located thereon, having been used in connection with oil, gas, and water production, treatment, storage, and disposal activities, may contain Naturally Occurring Radioactive Materials (NORM), asbestos and other hazardous substances as a result of these operations. Except as expressly provided in this Agreement, the generation, formation, or presence of NORM, asbestos or other hazardous substances in or on the Assets shall, after the Effective Date set forth herein, be the sole responsibility of Buyer and Buyer shall defend, indemnify and hold Seller and Seller Parties harmless from any and all Claims resulting from any and all claims, demands, losses, liabilities, liens, judgments, settlements, suits, causes of action, fines, penalties, fees (including, without limitation, attorneys’ fees and court costs), costs, and expenses (including, without limitation, expenses associated with investigation of claims, testing and assessment), whether based on any theory of negligence, tort, breach of contract, breach of warranty, strict liability, regulatory liability or statutory liability, regardless of the sole, joint or concurrent negligence, breach of contract, breach of warranty, strict liability, regulatory liability, statutory liability, or other fault or responsibility of Seller or any other person or party, asserted or filed on or after the Effective Date in any way arising from, resulting from or related to the presence of NORM, asbestos or other hazardous substances whether such NORM, asbestos or other hazardous substance was in place on or after the Effective Date. Accordingly, lands and/or water bottoms, the Wells, and the Personal Property transferred herein are transferred with the restriction that they will be used only in connection with oil and gas producing activities associated with the Leases, and will not be subsequently transferred by Buyer or Buyer’s assignee for unrestricted use unless the concentrations of NORM, asbestos or other hazardous substances associated therewith are independently determined by a competent laboratory and are found below the levels specified as allowable for unrestricted transfer as set forth in any and all applicable laws, orders, rules or regulations of any governmental agency or court having jurisdiction. Additionally, Buyer agrees to comply with all provisions of such laws, orders, rules or regulations applicable to said lands and/or water bottoms, the Wells, and the Personal Property. Buyer further agrees to cause any and all purchasers or transferees of any or all of the Assets to expressly acknowledge and assume all the obligations set forth in this Section 8.7 with respect to the portion of the Assets acquired by any such transferee.

8.8	Waiver. Buyer waives for all purposes all objections associated with the environmental and physical and other condition of the Assets (including Material Contamination and Alleged Material Contamination), unless raised by proper notice within the applicable time period set forth in Section 8.2 and made Seller’s responsibility under Sections 8.3.1 or 8.3.3, and Buyer (and on behalf of Buyer Parties and their successors and assigns) irrevocably waives any and all claims, except Claims under Seller’s indemnities pursuant to Sections 8.3.1 and 8.3.3, they may have against Seller and Seller Parties associated with the same.

9.	ADDITIONAL COVENANTS

9.1	Operations Prior to Closing. After the date of this Agreement and prior to the Closing as to any of the Assets operated by Seller, Seller shall use, operate and maintain the Assets in substantially the same manner in which they have been used, operated and maintained prior to this Agreement. During the period from the Closing Date until Seller is replaced as operator, and subject to Sections 3.3.5 and 3.3.7, Seller as operator shall have no liability to Buyer for losses, Claims or damages sustained or liabilities incurred by Buyer, except such Buyer losses, Claims or damages as may result directly and solely from Seller’s gross negligence or willful misconduct. Unless Seller and Buyer otherwise agree, or as may be disclosed on Exhibit B hereto, during the period from Effective Date until Closing, Seller shall only enter into agreements or transactions in relation to the Assets which (i) individually involve a fair market value of less than Two Hundred Fifty Thousand United States dollars ($250,000.00), net to Seller’s interest, and (ii) are entered into in the ordinary course of business consistent with past practices. Unless otherwise provided herein, Seller shall not be obligated for any expenditures after the execution of this Agreement or the Effective Date, whichever is the earlier, and shall recover any charges and expenses as part of the Final Settlement Statement adjustments as appropriate. Such charges and expenses include, but are not limited to, those incurred pursuant to the authority for expenditures (“AFEs”) listed on Exhibit B hereto. In the event that an expenditure for purposes other than day-to-day operations or those pursuant to the AFEs is proposed or contemplated, Seller shall submit such proposal to Buyer for concurrence. From and after Closing, Buyer will assume the risk of any consequences which arise as a result of Buyer’s failure or refusal to participate in or approve and pay such expenditure. Additionally, after the signing of this Agreement and prior to Closing, Seller shall have the right to make any changes, repairs or modifications, or incur any expenditure deemed necessary by Seller to prevent or react to an emergency or environmental incident. With regard to the preceding sentence, Seller shall attempt to secure Buyer’s consent prior to any such expenditure or action, however, Seller shall have the right to cause or effect such expenditure or action with or without such approval, acting as would any prudent operator under similar circumstances. Unless Buyer and Seller otherwise agree, Seller shall not materially alter the Assets (other than the use of supplies and consumables) or remove any improvements, equipment or property which comprise the Assets (other than the use of supplies and consumables). Seller shall promptly notify Buyer of any material matter affecting the Assets known to Seller which arises from the date of this Agreement to the date of Closing.

9.2	Preferential Rights to Purchase.

9.2.1	Notice. Seller shall provide any required preferential right to purchase notifications to the applicable third parties, with the amount of the offer price in such notifications being the amount allocated to the applicable Asset(s) on Exhibit A, Schedule 1.

9.2.2	Third Party Exercise. If a third party gives notice of its intent to exercise a preferential right to purchase any of the Assets, the affected Asset(s) will not be sold to Buyer and the Purchase Price will be reduced by the amount allocated to such Asset(s) on Exhibit A, Schedule 1. Any preferential purchase right must be exercised subject to and on the same terms and conditions of this Agreement.

9.2.3	Third Party Failure to Purchase. If a third party gives notice of its intent to exercise a preferential right to purchase any of the Assets, but does not close the purchase for any reason either before or within a reasonable time after Closing, then there shall promptly be an additional Closing between Seller and Buyer for said Assets pursuant to the terms of this Agreement, by which Seller will transfer the Assets to Buyer and Buyer will promptly pay Seller the Purchase Price associated therewith.

9.3	Consents to Assignment.

9.3.1	Notice. Seller shall use commercially reasonable efforts to obtain all consents to assignment applicable to the transfer of the Assets to Buyer and the transactions contemplated hereby.

Required Consents. If, as of Closing, Seller fails to obtain a consent (or a waiver as to any prohibition on assignment) and the failure to obtain such consent (or waiver) causes (a) the assignment of any of the Assets affected thereby to Buyer to be void or voidable, (b) the termination of an Asset under the express terms of the instrument creating or evidencing the Asset or (c) would prevent Buyer from fully participating in development activities relating to the Assets without disproportionate additional costs with respect to any portion of the Assets (collectively, a “Required Consent”), then, (i) if the Required Consent relates to a Lease, such Lease shall be deemed to be excluded from the Assets conveyed to Buyer at Closing, and the Purchase Price shall be adjusted downward by the value allocated to such Lease on Exhibit A, Schedule 1, and (ii) if the Required Consent relates to an Asset other than a Lease, such Asset or affected portion thereof shall be deemed to be excluded from the Assets conveyed to Buyer at Closing, and Seller shall hold for the benefit of Buyer and shall use commercially reasonable efforts to enter into arrangements with Buyer to provide Buyer with all of the benefits associated with such Asset. For clarification, it is specifically understood and agreed that any Permitted Encumbrance provided in Section 7.4.4 does not constitute a Required Consent. In the event that a Required Consent (with respect to an Asset excluded pursuant to this Section 9.3.2 that was not obtained prior to Closing) is obtained within 120 days following Closing, then, within ten days after such consent is obtained, Buyer shall purchase such portion of such Asset that was so excluded and pay to Seller the amount by which the Purchase Price was reduced with respect to such portion of such Asset (subject to any adjustments contemplated by this Agreement to give economic effect to the transfer of such Asset as of the Effective Time), and Seller shall assign to Buyer such portion of such Asset pursuant to an assignment in form substantially similar to the Assignment and Bill of Sale

9.4

Cooperation with Financial Statements. After the execution of this Agreement, Seller shall provide Buyer and Buyer’s auditors with access (upon reasonable notice and during normal business hours) to information reasonably requested by Buyer and Buyer’s auditors from Seller’s operating and financial records relating primarily to the Properties for the fiscal years ended December 31, 2011 , December 31, 2012 and December 31, 2013 and for the six month periods ended June 30, 2013 and June 30, 2014 which were previously have been or will be made available to Seller’s auditors for purposes of preparing the Seller’s annual audited and quarterly reviewed financial statements for those periods years with respect to the Properties and any other financial information and data for the period from June 30, 2014 to Closing reasonably necessary to allow Buyer to complete a year end audit, in each case to the extent necessary to be included in any filings under the Securities Exchange Acts of 1933 and 1934, as amended and to assist with any inquiries from the Securities Exchange Act staff with respect to or as a result of the transactions contemplated by this Agreement (it being acknowledged that Seller shall not be required to prepare any pro formas and forward-looking statements). Seller shall cause Seller’s and Seller’s Affiliates’ personnel to reasonably cooperate with Buyer and Buyer’s auditors in providing such access and to reasonably assist Buyer and Buyer’s auditors in locating and interpreting such Records with a goal of issuing such statements by September 1, 2014. The cost incurred by Seller and its Affiliates in providing the financial Records (including fees of accountants and contractors) to Buyer and assisting Buyer as provided in this Article shall be borne by Buyer. Buyer releases Seller Group from and shall fully protect, defend, indemnify and hold Seller Group harmless from and against any and all claims, liabilities, losses or damages (including costs of investigation and attorneys’ and experts’ fees and expenses) relating to, arising out of, or connected with, directly or indirectly, the preparation or furnishing of any such records to Buyer, any actions, representations or certifications of Seller’s and its Affiliates’ personnel or auditors with respect to the information contained in such Records, or Buyer’s use of the information contained in such Records, the inclusion of such financial Records in any debt or equity offering documents or related materials, regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect.

10.	COVENANTS, ASSIGNMENTS AND CONTINUING OBLIGATIONS

10.1

It is the intent and effect of this Agreement that the conveyance, transfer or assignment of any Assets by Buyer or any future conveyances, transfers or assignments made by Buyer shall not in any way diminish, compromise, extinguish, or effect a release of Seller’s rights against Buyer, or Buyer’s obligations to Seller. It is also the intent and effect of this Agreement that all conveyances, transfers or assignments of any Assets by Buyer and all future conveyances, transfers or assignments made by Buyer shall create rights in favor of Seller under this Agreement and under all subsequent conveyances, transfers or assignments pertaining to the portion of the Assets conveyed, transferred of assigned, and that the Seller is a third party beneficiary of such subsequent conveyances, transfers or assignments, so that the party or parties to whom Buyer conveys, transfers or assigns any Assets shall likewise be bound with Buyer to Seller for performance of Buyer’s obligations to Seller under this Agreement in connection with Buyer’s obligations under Section 3.3.2, 3.3.3, 3.3.6 and 8.7 with respect to and limited to the portion of the Assets conveyed, transferred or assigned and as otherwise provided in this Section 10.1. Buyer specifically agrees and warrants that in the event of future conveyances, transfers or assignments of the Assets (in whole or in part) by Buyer, Buyer shall require that as part of the conveyances, transfers or assignments the party or parties to whom the Assets are conveyed, transferred or assigned shall agree to assume, be bound by and subject to all of Buyer’s obligations to Seller, and shall fulfill those obligations in connection with Buyer’s obligations, under Section 3.3.2, 3.3.3, 3.3.6 and 8.7 with respect to and limited to the portion of the Assets conveyed, transferred or assigned; provided, however, that notwithstanding anything in this Agreement to the contrary, any such acquiring party or parties shall only be required to assume, be bound by and subject to Buyer’s obligations in Sections 3.3.3 and 3.3.6 insofar and only insofar as such obligations relate to the period from and after the effective date of the conveyance, transfer or assignment to such party or parties. Buyer further agrees, understands and warrants that in the event of future conveyances, transfers or assignments of the Assets (in whole or in part) by Buyer, Buyer shall remain bound and subject to all of Buyer’s obligations to Seller and shall remain responsible for fulfilling those obligations even though Buyer has conveyed, transferred or assigned the Assets. Buyer further agrees, understands and warrants that all future assignments, conveyances or transfers of any Assets shall also be accompanied by the assignees’, grantees’ or transferees’ acceptance and full assumption of the obligations that Buyer owes to Seller as provided in this Section 10.1. The obligations and responsibilities of Buyer to Seller, and of Buyer’s assignees, grantees or transferees to Seller to the extent required to be assumed above, shall be joint and several and shall run with the Assets assigned, conveyed or transferred, so that all subsequent assignees, grantees and transferees also accept the same obligations to Seller, without Buyer or any assignees, grantees or transferees being released of any of their obligations to Seller.

11.	CLOSING, TERMINATION AND FINAL ADJUSTMENTS

11.1	Conditions Precedent. Each party’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction by the other party of the following conditions, unless the former party waives the condition:

11.1.1	The other party shall have performed and complied with all terms of this Agreement required to be performed or complied with by it at or prior to Closing and the other party shall have delivered to such former party a certificate signed by an authorized officer of such other party certifying the same (in form reasonably acceptable to the former party).

11.1.2	No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by a party or any of its affiliates.

11.1.3	The representations and warranties of the other party contained in Section 6 shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date and the other party shall have delivered to such former party a certificate signed by an authorized officer of such other party certifying the same (in form reasonably acceptable to the former party). Additionally, no material adverse effect on the on the ownership, operation or value of the Assets, taken as a whole, shall have occurred prior to the Closing.

11.1.4	Buyer shall have delivered to Seller (if available, after use by Buyer of its commercially reasonable efforts): (A) (i) copies of any bonds covering the Assets required under any laws, rules or regulations of any federal, state or local governmental agency having jurisdiction over the Assets, issued by corporate sureties satisfactory to Seller; or (ii) a commitment by a surety company, satisfactory to Seller, to issue such bonds upon Closing; and (B) copies of all other necessary or appropriate consents, permits, insurance, approvals, authorizations and similar items required of Buyer to purchase, receive, own and operate the Assets as of the Closing Date and to otherwise transact business in the applicable jurisdiction(s).

11.2	Closing. The Closing of the transactions contemplated herein and the transfer of the Assets shall occur on or before July 31, 2014, at Seller’s office, 625 East Kaliste Saloom Road, Lafayette, Louisiana 70508, at 10:00 a.m., Central Time, or such other date, time, and place as Seller and Buyer may agree in writing (the “Closing” or “Closing Date”); provided that if all conditions in Section 11.1 to be satisfied at or prior to the Closing have not been satisfied or waived on such date, the Closing shall occur on the third Business Day following the date on which all such conditions have been (or, at Closing, will be capable of being) satisfied or waived (subject to all such conditions in Section 11.1 being satisfied or waived at the Closing). At Closing, the following shall occur:

11.2.1	Buyer and Seller shall execute and acknowledge an Assignment and Bill of Sale in substantially the form of Exhibit K, Schedule 3, in form and substance sufficient to convey title to the Assets in accordance with the terms of this Agreement;

11.2.2	Buyer and Seller shall execute and acknowledge any such other instruments as are reasonably necessary to effectuate the transfer, sale or conveyance of the Assets to Buyer, including without limitation, separate assignments of the Assets on officially approved forms, in sufficient counterparts to satisfy applicable statutory and regulatory requirements for the transfer of the Assets, including but not limited to those attached on Exhibit K and the transition agreement on Exhibit J (the “Transition Agreement”);

11.2.3	To the extent permitted by law or contract, Seller or Buyer shall execute and deliver at Closing the requisite number of change of operator forms or other Designation of Operator forms and any other necessary forms as may be required by any governmental agency having jurisdiction;

11.2.4	At the Closing, upon and against delivery of the Assignment and other instruments described in this Section, Buyer shall pay to Seller the Adjusted Purchase Price by bank wire, as designated in advance by Seller under Section 2.2 and any required bond, replacement bonds, letters of credit and/or guaranties pursuant to Section 4.1 and 4.2;

11.2.5	On or before Closing, Seller shall, where Buyer is to become operator, supply Buyer with an appropriate governmental form as required by the governmental agency, board or commission having jurisdiction and authority to change the name of operator from Seller to Buyer, for each Seller-operated Well (whether dry, inactive, injector or producing), Lease or any other well or facility or Personal Property, as may be required or defined by said agency, board or commission, located on the premises that form a part of the subject matter of this Agreement. All such forms shall be executed by Buyer and/or Seller as may be required prior to or during Closing. Buyer shall be responsible for any fee as may be required by such governmental agency, board or commission and credit this fee amount to Seller in the Final Settlement Statement. Seller shall mail the completed form and fee to the proper governmental agency, board or commission after Closing;

11.2.6	Immediately after Closing, Buyer shall notify all pertinent operators, non-operators, oil or gas purchasers, governmental agencies and royalty owners that it has purchased the Assets;

11.2.7	Seller shall deliver to Buyer copies of the executed consents obtained pursuant to Section 9.2 and notices and elections or waivers of all preferential purchase rights that have been sent or obtained pursuant to Section 9.1;

11.2.8	Seller shall deliver to Buyer releases of all mortgages, deeds of trust, security interests and other similar encumbrances securing indebtedness for borrowed money, if any, affecting any of the Assets, in form and substance reasonably satisfactory to Buyer;

11.2.9	Seller shall deliver to Buyer letters-in-lieu, in substantially the form of Exhibit G, directing all purchasers of production from the Assets to pay Buyer the proceeds of Hydrocarbons produced from the Assets from and after the Closing Date; and

11.2.10	Each of Stone Energy Corporation and Stone Energy Offshore, L.L.C. shall deliver a certification of non-foreign status in accordance with Treasury regulation section 1.1445-2(b)(2), in substantially the form of Exhibit H, and a properly completed Internal Revenue Service Form W-9.

11.3	Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

11.3.1	By Buyer or Seller in accordance with Section 7.6;

11.3.2	By Buyer or Seller in accordance with Section 8.3;

11.3.3	By Buyer or Seller in accordance with Section 13.3;

11.3.4	By Buyer or Seller, as applicable, if any of its conditions to Closing set forth in Section 11.1 have not been satisfied or waived by the Closing Date;

11.3.5	By mutual written agreement of Buyer and Seller; and

11.3.6	Without any further action by Seller or Buyer if the Closing does not occur on or before August 8, 2014, unless the date of such Closing shall have been extended in writing by mutual agreement of the parties.

11.4	Remedies Upon Termination. If this Agreement is terminated by Buyer and/or Seller pursuant to Section 11.3, neither party shall have any further liability whatsoever to the other party pursuant to this Agreement and Seller shall return the Performance Deposit to Buyer without interest; provided that:

11.4.1

If, at the time this Agreement is terminated, Buyer, (x) through no fault of Seller, fails, refuses, or is unable for any reason not permitted by this Agreement to Close the sale pursuant hereto or (y) is otherwise is in material breach of its covenants and agreements under this Agreement and such breach has resulted in a failure of Seller’s Closing condition in Section 11.1.1 to be satisfied, Seller may, at its option, (i) assert its right of specific performance, (ii) return the Performance

Deposit to Buyer and pursue any other rights or remedies to which it may be entitled, at law or in equity or (iii) retain the Performance Deposit as agreed liquidated damages and not as a penalty; and

11.4.2	If, at the time this Agreement is terminated, Seller, (x) through no fault of Buyer, fails, refuses, or is unable for any reason not permitted by this Agreement to Close the sale pursuant hereto or (y) is otherwise is in material breach of its covenants and agreements under this Agreement and such breach has resulted in a failure of Buyer’s Closing condition in Section 11.1.1 to be satisfied, Buyer may, at its option, (i) assert its right of specific performance or (ii) have Seller return the Performance Deposit to Buyer and pursue any other rights or remedies to which Buyer may be entitled, at law or in equity.

11.5	Final Adjustments. Within one hundred twenty (120) days after the date of Closing, Seller shall prepare a Final Settlement Statement (the “Final Settlement Statement”) for the adjustments to the Purchase Price provided for in Section 2.4 and any other adjustments arising pursuant to this Agreement, together with copies of third party invoices in excess of one hundred thousand ($100,000) or other evidence of expenses agreed to by Buyer and Seller. Additionally, either Seller or Buyer may offset any resulting amount due to the other party against any amount or sum that one party may otherwise owe to the other party under the terms of this Agreement. Buyer shall respond in writing with objections and proposed corrections within thirty (30) days of receiving the Final Settlement Statement. If Buyer does not respond to the Final Settlement Statement by signing or objecting in writing within the thirty (30) day period, the statement will be deemed approved by Buyer. After approval of the Final Settlement Statement, Seller will send a check or invoice to Buyer for the net amount. If Buyer and Seller are unable to agree to all adjustments within thirty (30) days after Buyer’s receipt of the Final Settlement Statement submitted by Seller, adjustments which are not in dispute shall be paid by Buyer or Seller, as the case may be, at the expiration of such thirty (30)-day period. As to the adjustments which remain in dispute, if Buyer and Seller are unable to agree within sixty (60) days after Seller provides the Final Settlement Statement to Buyer, the parties shall submit such disagreement to arbitration which shall be conducted under the rules of the American Arbitration Association. Within five (5) days after the decision of the arbitrator, the Buyer or Seller, as the case may be, shall promptly make cash payment to the other equal to the sum as may be found to be due.

Nothing in this Section shall limit any right of either party to assert a claim for revenues or reimbursement after Buyer’s receipt of the Final Settlement Statement, and in this regard (i) should any party receive revenues to which the other is entitled, such party shall pay over such revenues to the appropriate party within thirty (30) days of receipt thereof, and (ii) should any party pay for costs or expenses for which the other party is responsible, such party shall reimburse the other party within thirty (30) days of the date the responsible party receives an invoice for such costs and expenses.

12.	POST CLOSING OBLIGATIONS

12.1

Records. Within thirty (30) days after Closing, Seller shall deliver to Buyer the Records at a location designated by Buyer. Any transportation, postage or delivery costs from Seller’s offices shall be at Buyer’s sole cost, risk and expense. If Seller retains any original Records, Buyer shall have the right to access and review those original Records during normal business hours. If Buyer gains access to any additional Records through the acquisition of appropriate licenses, Seller shall deliver the additional Records to Buyer and at Buyer’s sole cost, risk and expense. Buyer agrees to maintain the Records for seven (7) years after Closing. Buyer shall provide Seller and its representatives reasonable access to and the right to copy such Records for the purposes of (i) preparing and delivering any accounting provided under this Agreement and adjusting, prorating and settling the charges and credits provided in this Agreement; (ii) complying with any law, rule or regulation affecting Seller’s interest in the Assets prior to the Closing Date; (iii) preparing any audit of the books and records of any third party relating to Seller’s interest in the Assets prior to the Closing Date, or responding to any audit prepared by such third parties; (iv) preparing tax returns; (v) responding to or disputing any tax audit; or (vi) asserting, defending or otherwise dealing with any claim or dispute under this Agreement. Buyer shall notify Seller in writing before destroying any Records. Seller agrees to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, to cooperate with Buyer’s efforts to obtain access to files, records and data relating to the Assets not provided by Seller which are in the possession of any third party operator of any of the Assets.

12.2	Recording and Filing. Buyer, no later than five (5) business days after Closing, shall (i) record all properly executed assignment documents and all other instruments that must be recorded to effectuate the transfer of the Assets; and (ii) file for approval with the applicable government agencies all properly executed assignment documents and other state and federal transfer documents required to effectuate the transfer of the Assets. Buyer shall be responsible for all costs and fees associated therewith and shall provide Seller a recorded copy of each assignment document and other recorded instruments, and approved copies of the assignment documents and other state and federal transfer documents as soon as they are available.

12.3

Seller Operated Assets. With respect to any of the Assets operated by Seller, (the “Operated Assets”), which Buyer is attempting to succeed Seller as operator, Buyer shall promptly file all appropriately executed forms, declarations or bonds with federal and state agencies relative to its assumption of operations. From the Closing until the Actual Termination Date (as defined in the Transition Agreement between Seller and Buyer) and such time as a successor operator of all the Operated Assets has been selected in accordance with the applicable operating agreements and approved by the Bureau of Ocean Energy Management (BOEM) or State of Louisiana, as applicable (the “Transition Period”), Seller shall continue to operate the Operated Assets on behalf of Buyer. Such continued operations by Seller during the Transition Period shall be for the account of Buyer and be conducted subject to Buyer’s sole direction and right of control and in accordance with the Transition Agreement. In addition, Seller’s operation of the Operated Assets during the Transition Period shall be at the sole cost, risk and expense of Buyer, and such continued operations by Seller shall be covered by Buyer’s indemnity set forth in Section 3.3.6. In addition to the fees set forth on the Transition Agreement, Buyer shall reimburse Seller for all costs and expenses incurred by Seller in connection with the continued operation of the Assets by Seller during the Transition Period. Seller will have no obligation to make capital expenditures or extraordinary operating expenditures in connection with the Operated Assets during the Transition Period. Additionally, Seller may require Buyer to prepay on a monthly basis any and all expenses that Seller estimates it will pay or incur in connection with the operation of the Operated Assets. If Buyer is ultimately selected as operator of the Operated Assets, Buyer will additionally reimburse Seller for the amounts of any unpaid operating expenses and capital expenditures of other working interest owners paid or incurred by Seller and attributable to operations during the Transition Period. All costs and expenses incurred by Seller in conjunction with such continued operations of the Operated Assets during the Transition Period shall be reimbursed to Seller through an upward adjustment to the Purchase Price in the Final Settlement Statement. To the extent Seller continues to operate the Operated Assets after the Final Settlement Statement, or to the extent such costs and expenses were not reimbursed through the Final Settlement Statement, Buyer shall reimburse Seller periodically upon receipt of Seller’s invoice therefor (unpaid invoices shall bear simple annual interest at the maximum allowed by the state in which the applicable portion of the Operated Assets is governed). After Buyer assumes operations of the Operated Assets, Seller shall be granted access and reasonable ingress and egress onto and across the Operated Assets without any requirement of payment by Seller to Buyer but otherwise at Seller’s sole risk, cost and expense to allow Seller to remove from the Operated Assets any of its property excluded from this Agreement. Seller shall make its personnel available to Buyer as may be reasonably necessary to assist in the transition of operations, and any such assistance shall be covered by Buyer’s indemnity set forth in this Agreement. Seller does not warrant or guarantee that Buyer will become the operator of the Operated Assets or any portion thereof. Buyer shall comply with all balloting procedures under such operating agreement(s) for the selection of the successor operator and shall furnish copies of same to Seller.

12.4	Buyer’s Approval. In conducting operations after the Closing Date, Seller shall have no duty to Buyer other than to follow Buyer’s explicit instructions, and perform the services pursuant to the Transition Agreement, except that Seller shall (other than for emergency action taken in the face of serious risk of life, property or the environment), (i) obtain Buyer’s prior written approval of all expenditures and proposed contracts and agreements, or amendments to existing contracts and agreements relating to the Assets that involve individual commitments of more than $100,000, net to Buyer’s interest, in the Operated Assets; and (ii) obtain Buyer’s written approval before voting under any operating, unit, joint venture or similar agreement. Seller shall notify Buyer of any emergency action taken, and to the extent reasonably practicable, obtain Buyer’s prior approval of such actions. However, except for emergency action that must be taken in the face of serious risk of life, property or the environment, Seller will have no obligation to undertake any actions with respect to the Operated Assets that are not required in the course of the normal operation of the Operated Assets. Notwithstanding the foregoing, Seller will not be required to undertake any action or provide any service it deems as unsafe or is inconsistent with Seller’s operations conducted prior to the Transition Period.

13.	MISCELLANEOUS

13.1

Imbalances, Hydrocarbon Inventory, and Linefill. Such volumes will be settled, on the Closing Statement, pursuant to Sections 2.4.1.1 and 2.4.1.2 at (i) at $4.00 per mmbtu for the Hydrocarbon Imbalance and (ii) the market price as of the Effective Date for Hydrocarbon Inventory and Linefill. Regarding production imbalances, regardless of whether Seller is overproduced or underproduced as to its share of total oil, condensate, or gas production, any balancing obligation or credit arising from such overproduction or underproduction with third parties or under a pipeline imbalance prior to or as of the Effective Date shall transfer to Buyer on the Effective Date, provided, however, that in the event of a production imbalance, Buyer or Seller as appropriate, shall be charged/credited in the Closing and Final Settlement Statements, at Seller’s net revenue interest. For purposes of calculating the initial Purchase Price adjustment at Closing, the estimated volumes for Imbalances, Hydrocarbon Inventory, and Linefill will be utilized.

For purposes of calculating the final Purchase Price adjustment, the estimated volumes for Imbalances, Hydrocarbon Inventory, and Linefill, as revised by the parties on or before the issuance of the Final Settlement Statement, shall be utilized by the parties. Thereafter, Seller shall have no further liability therefor nor benefit therefrom (whichever the case may be) and as of the Effective Date, Buyer assumes any such obligation or credit. If Seller is a party to a gas balancing agreement(s) or other reconciliation obligations pursuant to any commingling authority covering all or a portion of the Assets, Buyer shall assume all rights and duties of Seller pursuant thereto. If the Assets are not covered by a gas balancing agreement or other reconciliation obligations pursuant to any commingling authority, Buyer shall fulfill its obligations under this provision in accordance with applicable law. Buyer agrees to indemnify, defend and hold Seller and Seller Parties harmless against any and all losses, Claims, suits and liabilities arising directly or indirectly out of Buyer’s failure to fulfill its obligation under this provision.

13.2	Insurance.

13.2.1	Seller and Buyer acknowledge that insurance coverage for the Assets and the operations in which the Assets have been used have been provided, in part, under insurance programs arranged and maintained by Seller for itself and its subsidiaries and affiliates (such policies are herein called “Seller Policies”). Seller agrees to maintain all such Seller Policies in their present format through the Closing Date.

13.2.2	Effective upon the Closing Date, Buyer shall obtain and maintain insurance policies in support of the risks and liabilities assumed by Buyer under this Agreement and with policy terms and limits that are commercially reasonable for the area in which the Assets are located.

13.2.3	To the extent of the risks and liabilities assumed by Seller under this Agreement, between the Effective Time and Closing, Seller shall 1) name Buyer as an additional insured under all Seller’s liability policies, with the exception of Worker’s Compensation and Employer’s Liability Policies, and 2) all Seller’s insurance policies will contain provisions that the insurance companies will have no right of recovery or subrogation against Buyer Parties.

13.2.4	To the extent of the risks and liabilities assumed by Buyer under this Agreement, Buyer shall 1) name Seller as an additional insured under all Buyer’s liability insurance policies, with the exception of Worker’s Compensation and Employer’s Liability Policies, and 2) all Buyer’s insurance policies will contain provisions that the insurance companies will have no right of recovery or subrogation against Buyer Parties.

13.2.5	Seller and Buyer agree that, from and after the Closing Date, Seller shall no longer be required to maintain insurance coverage for the Assets.

13.3

Casualty Loss of Assets. In the event any physical Asset(s), including fixtures and improvements, is damaged by storm, fire, flood, wind, hurricane, other act of God, theft, vandalism, terrorism, act of war, explosion, or other casualty or calamity that would reasonably result in a loss of $1,000,000.00 or more in the aggregate, (a “Casualty Event”) after the Effective Date but before Closing, Seller shall either repair the damage at its cost or, at its sole option, either reduce the Purchase Price by the amount of the damage or withdraw the damaged Asset from the sale and reduce the Purchase Price by the undamaged value thereof. Any reductions to the Purchase Price for the amount of the damage shall not preclude an increase in the Purchase Price for insurance premiums paid by Seller until Closing to the extent Buyer receives the benefit of such insurance.

If (x) Buyer and Seller cannot agree as to the amount of such price reduction for a Casualty Event or (y) the amount of the damage or other losses (including losses relating to environmental liabilities) that are reasonably expected to be suffered or incurred by Buyer as a result of all Casualty Events exceeds twenty-five percent (25%) of the initial unadjusted Purchase Price, and only as to that portion of such aggregate of Casualty Events in excess of $1,000,000.00, then this Agreement may be terminated by either party. This paragraph shall not apply to the decline in or cessation of production resulting from subsurface causes or mechanical integrity of the Personal Property occurring in the ordinary course of business. The occurrence of such decline or cessation shall not relieve Buyer of its obligation to purchase the Assets and the risk of such occurrence is specifically assumed by Buyer.

13.4	Publicity. Seller and Buyer shall consult with each other with regard to all press releases or other public or private announcements made concerning this Agreement or the transactions contemplated hereby, and except as may be required by applicable laws or the applicable rules and regulations of any governmental agency, stock exchange or current debt instrument of a Party, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party. Except as may be required by applicable laws or the applicable rules and regulations of any governmental agency, stock exchange or current debt instrument of a Party, no press release shall ever include any reserve estimates.

13.5	Assignment. Prior to Closing, neither Seller nor Buyer may assign any rights acquired hereunder or delegate any duties assumed hereunder without the prior written consent of the other Party or its respective successors and assigns. After Closing, Buyer may not sell, transfer, assign, sublease or delegate any rights or interests acquired under this Agreement and the Assignment or delegate any duties assumed thereunder without any such grantee, transferee, assignee, sublessee or delegee having agreed in writing to be bound by all the covenants, terms and conditions set forth in Section 10.1 hereof.

13.6	Entire Agreement. This Agreement constitutes the entire agreement between Seller and Buyer with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, and understandings between the parties. No amendment shall be binding unless in writing and signed by both parties. Headings used in this Agreement are only for convenience of reference and shall not be used to define the meaning of any provision. This Agreement is for the benefit of Seller and Buyer and their respective successors, representatives, and assigns and not for the benefit of third parties.

13.7	Notices. All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered either by personal delivery, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at the following addresses:

If to Seller:		If to Buyer:

Stone Energy Corporation Stone Energy Offshore, L.L.C. 625 East Kaliste Saloom Road Lafayette, LA 70508		Talos Energy Offshore LLC 500 Dallas St., Suite 2000 Houston, TX 77002

Attention:	Michael D. Deville Director of Land	Attention:	William S. Moss III General Counsel
	Phone: 337-521-2184 Fax No.: 337- 521-0296 DevilleMD@StoneEnergy.com	Phone: 713.328.3005 Fax: 713.351.4100 bmoss@talosenergyllc.com or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner herein above set forth. Notices shall be deemed given when received: the transmittal of a facsimile with confirmation receipt, the sending of electronic mail with a return receipt, and if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

13.8	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without reference to the principles of conflict of laws. The Parties hereby consent to the jurisdiction of the federal district court for the Western District of Louisiana and the state courts geographically located therein and irrevocably agree that all actions or proceedings related to this Agreement shall be litigated in such courts, and each party waives any defense or forum non conveniens and agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each party agrees that service upon it by registered or certified mail shall constitute sufficient notice; provided that nothing herein shall affect the right to serve process in any other manner permitted by law. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.

13.9

Hart-Scott-Rodino: This Agreement is subject in all respects to and conditioned upon compliance by the parties with Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott-Rodino Act”), and rules and regulations promulgated pursuant thereto, to the extent that said act, rules and regulations are applicable to the transaction contemplated by this Agreement. Seller and Buyer agree to make such filings with and provide such information to the Federal Trade Commission and the Department

of Justice with respect to the transaction contemplated by this Agreement as are required in connection with the Hart-Scott-Rodino Act sufficiently in advance of the Closing Date to permit the lapse of the initial waiting periods prescribed in connection with the Hart-Scott-Rodino Act before the Closing Date.

13.10	Confidentiality.

13.10.1	Buyer agrees that all information furnished or disclosed by Seller in connection with the sale of the Assets shall remain confidential prior to Closing. Prior to Closing, Buyer may disclose such information only to its subsidiaries or affiliates, agents, advisors, counsel or representatives (herein “Representatives”) who have agreed, prior to being given access to such information, to maintain the confidentiality thereof. In the event that Closing of the transactions contemplated by this Agreement does not occur for any reason, Buyer and its Representatives shall promptly return to Seller any and all materials and information, including any notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies thereof. Notwithstanding the provisions of Section 13.10, nothing in this Section and this Agreement shall have the effect, prior to Closing, of terminating, modifying or superseding the Confidentiality Agreement entered into by the parties; provided that the Confidentiality Agreement shall automatically terminate upon the occurrence of Closing.

13.10.2	Except as required by Law or rule (including a rule of any stock exchange), from and after the Closing, Seller shall and shall cause its affiliates and its and their Representatives to keep confidential and not use the Records for a period of two years following the Closing Date.

13.11	Default. Seller shall notify Buyer in the event that Seller becomes aware that Buyer or Buyer’s successors or assigns have failed to satisfy one or more obligations assumed by Buyer pursuant to the terms of this Agreement, the Assignments, and/or any amendments thereto (any such failures hereinafter referred to as “Defaults”). Buyer shall correct or redress or respond to or begin to correct or redress or respond to such Defaults within thirty (30) days after receipt of such written notice or such lesser or greater time as may be dictated by any emergency situation or as required by applicable agreements or as required by any law, order, rule or regulation of any governmental authority.

If (i) within such time as defined hereinabove, Buyer does not correct or redress or respond to or begin to correct or redress or respond to such Defaults, or (ii) after beginning such efforts Buyer does not correct or redress such Defaults within a reasonable amount of time and within the time required by any applicable agreements or any law, order, rule or regulation of any governmental authority, or (iii) Seller is unable to locate Buyer in order to notify Buyer after reasonable efforts to do so, Seller, at its option, may endeavor to and shall be authorized to plug and abandon well(s), remove facility(ies) or equipment or restore the surface area(s), or otherwise correct such Defaults, or cause such to be done provided that Seller shall exercise reasonable discretion and endeavor to accomplish only that necessary to remedy such Defaults, all at the entire cost, risk and expense of Buyer. Compliance with the Notices requirements under this Agreement shall be considered as sufficient notice hereunder.

Seller shall in no event be obligated to satisfy any Defaults by Buyer or its successors or assigns.

Within a reasonable period of time after any such efforts by Seller to correct or redress such Defaults, Seller shall furnish Buyer at its last known address with detailed invoices and supporting documentation for expenses incurred by Seller in the efforts to correct such Defaults, including appropriate charges for overhead, salaries, legal costs, permits, penalties, interest, and other losses and expenses incurred for or by Seller for the purpose of correcting or redressing such Defaults. In the event that Buyer does not pay Seller within fifteen (15) days after the mailing of said invoices and supporting documentation, Seller shall be entitled to reimburse itself for such invoices by recovering such sums pursuant to the Seller Additional Bonds. Any such recovery by Seller under the Seller Additional Bonds shall satisfy only those liabilities and obligations of Buyer with respect to the particular Default and only to the extent that Seller has been reimbursed therefor by recovery under the Seller Additional Bonds.

Seller’s right to proceed in the manner above described to correct or redress Defaults of Buyer or its successors or assigns is not intended to be nor shall it limit or be exclusive of any other right or remedy, whether personal or in “rem”, available to Seller under this Agreement, the Assignments, and/or any amendments thereto, or otherwise by law, all of which remedies are expressly and fully ratified, granted and reserved to Seller.

The recovery by Seller of amounts under the Seller Additional Bonds is not intended and shall not be deemed to be a waiver by Buyer of any claim, protest, dispute or cause of action conceding the amount or nature of the activities performed by Seller pursuant to this Section or the necessity thereof or the amounts expended therefor. Notwithstanding any recovery by Seller of amounts under the Seller Additional Bonds, Buyer shall have the right to pursue in any manner all rights and remedies available to it in connection with any such claim, protest, dispute or cause of action.

13.12	Survival of Certain Obligations. With the exception of the representation and warranty contained in section 6.1.5, the representations and warranties in Section 6 of this Agreement (with the exception of the disclaimers and waivers contained therein) shall terminate two (2) years after the Closing Date; and thereafter no action may be commenced in court based on breach of those representations and warranties, without prejudice to the right to recovery in connection with actions or disputes commenced in the appropriate forum prior to the end of the two-year period. Except as expressly provided otherwise in this Agreement, waivers, disclaimers, releases, continuing obligations of Buyer, and obligations of indemnity and defense contained in this Agreement shall survive the Closing indefinitely and shall be binding upon each party’s successors and assigns. Notwithstanding anything in this Agreement to the contrary, if a claim of indemnification under this Agreement is properly asserted prior to the end of the survival period applicable to such indemnification obligation (or the underlying representation, warranty, covenant or agreement), then the indemnification relating to such claim (and any applicable underlying representation, warranty, covenant or agreement) shall continue to survive until such claim has been fully and finally resolved and satisfied.

13.13

Conflict of Interest. Conflicts of interest related to this Agreement are strictly prohibited. Each party, for itself and for its respective directors, partners, employees, and agents warrants, covenants and represents to the other that, except as otherwise expressly provided in this Agreement, neither it nor any of its directors, members, managers, employees, partners or agents has given to or received from the other party, or such party’s directors, partners, employees or agents, any commission, fee, rebate, gift or other thing or service in connection with this Agreement. Likewise, prior to Closing, neither Buyer, nor any member, manager, employee or agent of Buyer shall enter into any business relationship with any director, member, manager or employee or agent of Seller (or of any affiliate of Seller), unless such person is acting for and on behalf of Seller, without prior written notification thereof to Seller. Buyer and Seller each agree that its books and records shall be subject to reasonable audit by the other as may be required to substantiate compliance with this provision.

13.14	Further Cooperation. After the Closing, each party shall execute, acknowledge, and deliver all documents, and take all such acts which from time to time may be reasonably requested by the other party, in order to carry out the purposes and intent of this Agreement.

13.15	Counterparts. This Agreement may be executed in one or more counterparts with the same effect as if all signatures of the parties hereto were on the same document, but in such event each counterpart shall constitute an original, and all of such counterparts shall constitute one Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by each party.

13.16	Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of the Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any materially adverse manner to the other party.

13.17	Removal of Signs and Markers. Seller may either remove its name and signs from the Seller-operated Wells, facilities and Personal Property or require Buyer, at Buyer’s cost, to do so for those Assets that Buyer will operate. If Seller’s name or signs remain on the Assets after Seller ceases to be operator and Buyer has become operator, Buyer shall (a) remove any remaining signs and references to Seller within forty-five (45) days after Seller ceases to be operator or such earlier time as may be required by applicable regulations, (b) install signs complying with applicable governmental regulations, including signs showing Buyer as operator of the Assets it operates, and (c) notify Seller of the removal and installation. Seller reserves a right of access to the Assets after it ceases to be operator to remove its signs and name from all Wells, facilities and Personal Property, or to confirm that Buyer has done so for the Assets operated by Buyer. If Seller removes signs because Buyer has not done so, Seller will charge its costs to Buyer either through the Final Settlement Statement or by separate invoice, which Buyer agrees to pay within fifteen (15) days of receipt.

13.18	CONSPICOUSNESS / EXPRESS NEGLIGENCE. THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE DAMAGES, LOSSES, INJURIES, LIABILITIES, COSTS OR EXPENSES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR FROM ANY PRE-EXISTING DEFECT. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

13.19	Waiver of Certain Damages. Each Party irrevocably waives and agrees not to seek indirect, consequential, punitive or exemplary damages of any kind in connection with any dispute arising out of or related to this Agreement or the breach hereof. For the avoidance of doubt, this Section 13.19 does not diminish or otherwise affect the parties’ rights and obligations to be indemnified against, and provide indemnity for, indirect, consequential, punitive or exemplary damages awarded to any third party for which indemnification is provided in this Agreement or Seller’s right to receive liquidated damages. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller’s cumulative indemnity obligations to Buyer and Buyer Parties under this Agreement shall not exceed the Purchase Price.

13.20	Suspense Funds. “Suspense Funds” as used herein means proceeds of production, and penalties and interest with respect thereto, payable to Third Parties but held in suspense by Seller. Buyer acknowledges that Suspense Funds may exist that are associated with the Assets. Seller shall transfer all Suspense Funds and the obligation therefor to Buyer by adjustments to the Purchase Price in the Final Accounting Statement. Notwithstanding anything contained in this Agreement to the contrary, if Closing occurs, Buyer, from and after Closing, accepts sole responsibility for and agrees to pay all costs and expenses associated with suspense funds (including any additional fines, penalties or interest (i) that accrue prior to Closing to the extent, but only to the extent, that the suspense funds delivered to Buyer include such amounts and (ii) that may accrue after Closing, and Buyer irrevocably waives any and all claims they may have against associated with the same.

13.21	Entire Agreement; Conflicts. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of the Guaranty, as described herein in Article 4.1, the terms and provisions of the Guaranty shall govern and control.

13.22	Non-Recourse. Without limiting the rights of Seller under the Abandonment Obligations under Section 4 and the Guaranty, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties herein and then only with respect to the specific obligations set forth herein with respect to such party. Without limiting the rights of Seller under the Abandonment Obligations under Section 4 and the Guaranty, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Seller or Buyer under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

EXECUTED as of the date first above written.

SELLER:

STONE ENERGY CORPORATION		STONE ENERGY OFFSHORE, L.L.C.
through its sole member
Stone Energy Corporation

By:	/s/ Michael D. Deville	By:	/s/ Michael D. Deville
Name:	Michael D. Deville	Name:	Michael D. Deville
Title:	Director of Land	Title:	Director of Land

BUYER:

TALOS ENERGY OFFSHORE LLC

By:	/s/ Timothy S. Duncan
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer

AMENDMENT TO PURCHASE AND SALE AGREEMENT

This Amendment to Purchase and Sale Agreement is entered into the 31st day of July, 2014 (this “Amendment”), between STONE ENERGY CORPORATION, a Delaware corporation with a mailing address of P.O. Box 52807, Lafayette, Louisiana 70505, and STONE ENERGY OFFSHORE, L.L.C., a Delaware limited liability company, with a mailing address of 625 East Kaliste Saloom Road, Lafayette, Louisiana 70508 (collectively, “Seller”), and TALOS ENERGY OFFSHORE LLC, a Delaware limited liability company with a mailing address of 500 Dallas St., Suite 2000, Houston, TX 77002 (“Buyer”).

WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Agreement dated June 27, 2014, but effective April 1, 2014 (the “Agreement”), covering certain oil and gas leases in the Gulf of Mexico; and

WHEREAS, Seller and Buyer desire to amend the Agreement to reflect certain revisions as outlined below;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer covenant and agree as follows:

1.	Section 4.4 to the Agreement is hereby replaced in its entirety with the following paragraph:

4.4 Additional Buyer Bond. If at any time after Closing, Talos Production LLC does not maintain a Debt to EBITDA Ratio of 2.0x or less, then Buyer shall furnish to Seller bonds, substantially in the form attached hereto as Exhibit K, Schedule 9, or other surety or guarantee reasonably acceptable to Seller, securing the Abandonment Obligations in an amount equal to the Security Cap less the aggregate amount of the Performance Bond, BOEM Bonds and the Third Party Bonds in effect (the “Seller Additional Bonds”). “Debt to EBITDA Ratio” shall mean Talos Production LLC’s net long term debt divided by Talos Production LLC’s previous twelve month trailing Adjusted EBITDA, each as based on Talos Production LLC’s quarterly financial statements provided to Seller pursuant to Section 4.5 and calculated in accordance with Talos Production LLC’s then outstanding credit agreements. The Seller Additional Bonds shall be in a form reasonably acceptable to and subject to the reasonable prior approval of Seller. It is specifically understood and agreed that Buyer’s obligations to assume the Abandonment Obligations under Section 3.3.2 of this Agreement are not limited by the amount of the Seller Additional Bonds, the Performance Bond, the BOEM Bonds and/or the Third Party Bonds, if any. The Seller Additional Bonds shall be maintained in full force and effect at all times that Talos Production LLC’s Debt to EBITDA Ratio exceeds 2.0x by and at the sole cost of Buyer until Seller, or its designee, is satisfied, in its reasonable discretion, that all Abandonment Obligations have been completely performed and fulfilled. Exhibit M identifies the Assets that are required to be decommissioned, together with the estimated costs of such decommissioning. The Security Cap and the required amount of the Seller Additional Bonds will be reduced to the extent of (i) the amount of the BOEM Bonds is increased at any time and (ii) the estimated cost of decommissioning set forth on Exhibit M with respect to the Abandonment Obligations that have been performed. If Talos Production LLC attains a Debt to EBITDA Ratio of 2.0x or less subsequent to posting the Seller Additional Bonds, Seller shall notify the surety to promptly release any Seller Additional Bonds; provided that such release will not relieve Buyer of its obligations under this Section 4.4 if Talos Production LLC’s Debt to EBITDA Ratio thereafter exceeds 2.0x.

2.	Exhibit A, Schedule 1 – Oil and Gas Leasehold Interests and Allocation of Purchase Price- to the Agreement is replaced in its entirety with Exhibit A, Schedule 1 attached hereto to reflect Buyer’s final allocated prices; and to update the lease descriptions for the East Cameron 265, Main Pass 314, Ship Shoal 198, and South Marsh 108 fields.

3.	Exhibit A, Schedule 2 – Wells - to the Agreement is replaced in its entirety with Exhibit A, Schedule 2 attached hereto to reflect revisions to certain working interest ownership in the Main Pass 74 field; and to add the OCS-G 23809 No. A003 well, located in the Vermilion 51 field.

4.	Exhibit A, Schedule 3 – Platforms and Other Facilities- to the Agreement is replaced in its entirety with Exhibit A, Schedule 3 attached hereto to reflect revisions to certain working interest ownership in the Main Pass 74 and Vermilion 46 fields; to add the removal date to the SM 108 “J” platform, South Marsh Island 108 field; to add the complex ID, installation and removal dates for the ST 111 “A” platform, South Timbalier 111 field; and to add the SL 16944 Caisson No. 1, located in the South Pelto 5 field.

5.	Exhibit, Schedule 4 – Pipelines - to the Agreement is replaced in its entirety with Exhibit A, Schedule 4 attached hereto to reflect revisions to certain working interest ownership in the Main Pass 74 field; and to add pipeline segment numbers 18567, 18568, & 18602, all located in the Main Pass 314 field.

6.	Exhibit A, Schedule 9 – Preferential Rights and Consent to Assign- to the Agreement is replaced in its entirety with Exhibit A, Schedule 9 attached hereto to reflect revisions to the lease descriptions for the East Cameron 265, Main Pass 314, Ship Shoal 198, and South Marsh 108 fields; to list additional consents to assign in the Main Pass 74 and South Marsh 108 fields; the deletion of the requirement to obtain a consent to assign for that certain Interconnect Agreement between Texas Gas Transmission, LLC and Stone Energy Offshore, L.L.C., dated February 16, 2012, Ship Shoal 66 Field, due to its termination; and the deletion of the requirement to obtain a consent to assign for that certain Operating Agreement by and between Chevron Oil Company and Continental Oil Company, dated November 1, 1973, as amended, South Marsh Island 288 field.

7.	Exhibit B, Open AFEs - to the Agreement is replaced in its entirety with Exhibit B attached hereto to reflect the addition of the certain AFEs previously omitted located in the Vermilion 131, South Pelto 22, Main Pass 74, Ship Shoal 69, South Timbalier 30, South Marsh Island 108, Ship Shoal 111, South Timbalier 75, South Pelto 23, and Vermilion 96 fields; and revisions to the work status for AFE No. 2014-0257, South Marsh Island 288 field, and AFE 2014-0267-F, Ewing Bank 305 field.

Amendment to Purchase and Sale Agreement (Stone / Talos)	Page 2 of 4

8.	Exhibit C – Replacement Bonds, Guarantees, and Letters of Credit - to the Agreement is replaced in its entirety with Exhibit C attached hereto to include a Letter of Credit in favor of Chevron U.S.A. Inc. in the South Pelto 23 field in the amount of $700,000; the deletion of Performance Bond No. RLB0009484 for ROW OCS-G 07533, Ship Shoal 69 field, in the amount of $300,000, due to its cancelation; the reduction of the Performance Bond No. RLB0004068, for South Marsh Island 108 field, in the amount of $2,495,000 to $575,000 due to the retention of liability, by Seller, of the South Marsh Island 108 “D” Platform and the South Marsh Island “G” Platform being decommissioned prior to the effective date of the Agreement.

9.	Exhibit K, Schedule 1 – Form of Assignment of Record Title Interest - to the Agreement is replaced in its entirety with Exhibit K, Schedule 1 attached hereto to reflect a new form of Exhibit “A” attached hereto.

10.	Exhibit K, Schedule 2 – Form of Assignment of Operating Rights Interest - to the Agreement is replaced in its entirety with Exhibit K, Schedule 2 attached hereto to reflect a new form of Exhibit “A” attached hereto.

11.	Exhibit M – Decommissioning Schedule - to the Agreement is replaced in its entirety with Exhibit M attached hereto to remove the Working Interest and Gross P&A Cost Columns; to update certain P&A values in order to reflect the most recent estimates; and to list certain wells and platforms not previously reflected.

The revised referenced exhibits are attached hereto.

Seller and Buyer hereby ratify and confirm the Agreement, as herein amended, and acknowledge the Agreement, as amended, to be in full force and effect. Except as herein amended, all the terms and provisions of the Agreement shall remain the same. The Agreement, as herein amended, shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

EXECUTED as of the date first above written, but effective April 1, 2014.

[Signature Page Follows]

Amendment to Purchase and Sale Agreement (Stone / Talos)	Page 3 of 4

SELLER:

STONE ENERGY CORPORATION		STONE ENERGY OFFSHORE, L.L.C.
through its sole member
Stone Energy Corporation

By:	/s/ E.J. Louviere	By:	/s/ E.J. Louviere
Name:	E.J. Louviere	Name:	E.J. Louviere
Title:	Senior Vice President, Land	Title:	Senior Vice President, Land

BUYER:

TALOS ENERGY OFFSHORE LLC

By:	/s/ Timothy S. Duncan
Name:	Timothy S. Duncan
Title:	President

Amendment to Purchase and Sale Agreement (Stone / Talos)	Page 4 of 4